Exhibit 10.40

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT

Dated as of April 30, 2018

by and between

CMTG SG FINANCE LLC,

as Seller,

and

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH,

as Buyer

i

TABLE OF CONTENTS

(continued)

ii

ANNEXES and EXHIBITS

ANNEX I	Names and Addresses for Communications between Parties

ANNEX II	Wire Instructions

EXHIBIT A	Form of Transaction Request

EXHIBIT B	Form of Confirmation

EXHIBIT C	Authorized Representatives of Seller

EXHIBIT D	Underwriting / Due Diligence Checklist

EXHIBIT E	Form of Compliance Certificate

EXHIBIT F	Form of Power of Attorney

EXHIBIT G	Eligibility Representations and Warranties Regarding Individual Purchased Assets

EXHIBIT H	Organizational Chart

EXHIBIT I	Form of Redirection Letter

EXHIBIT J	Prohibited Transferees

EXHIBIT K	Form of Bailee Letter

MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT, dated as of April 30, 2018 (this “Agreement”), is made by and between CMTG SG FINANCE LLC, a Delaware limited liability company, as Seller, and SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as Buyer. Seller and Buyer (each a “Party”) hereby agree as follows.

1. APPLICABILITY

Subject to the terms and conditions of the Program Documents, from time to time until the Facility Termination Date and at the request of Seller, the Parties may enter into transactions (each a “Transaction”) in which Seller agrees to sell, transfer and assign to Buyer certain Eligible Assets and all related rights in and interests related to such Eligible Assets on a servicing released basis, against the transfer of funds by Buyer representing the Purchase Price for such Eligible Assets, with a simultaneous agreement by Buyer to transfer to Seller and Seller to repurchase such Eligible Assets in a repurchase transaction at a date not later than the Facility Termination Date, against the transfer of funds by Seller representing the Repurchase Price for such Eligible Assets.

2. DEFINITIONS

“1934 Act” shall have the meaning specified in Section 24(a) of this Agreement.

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.

“Accepted Servicing Practices” shall have the meaning given to such term (or any similar or substitute term) in the related Servicing Agreement.

“Account Bank” shall mean JPMorgan Chase Bank, N.A., or any successor Account Bank appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Actual Knowledge” shall mean with respect to any Person, the actual knowledge of such Person without further inquiry or investigation; provided that for the avoidance of doubt, such actual knowledge shall mean the actual knowledge of those individuals of such Person who have primary responsibility for the origination or acquisition, as applicable, management or sale of the applicable Purchased Assets.

“Adjusted LIBOR” shall mean, with respect to any Pricing Rate Period, a rate per annum (expressed as a percentage) equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable LIBOR by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agreement” shall mean this Master Repurchase Agreement and Securities Contract, dated as of April 30, 2018, by and between Seller and Buyer, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Alternative Rate” shall have the meaning specified in Section 3(f) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Applicable Spread” shall have the meaning assigned to such term in the Fee Letter.

“Appraisal” shall mean a FIRREA-compliant appraisal addressed to the applicable originator or Servicer, Seller or Buyer, as the case may be (and if not addressed to Buyer, such Appraisal shall include reliance language running to the benefit of the addressee’s successors and/or assigns), of the related underlying Mortgaged Property from an Independent Appraiser.

“Appraised Value” shall mean the as-is value of the underlying Mortgaged Property relating to a Purchased Asset specified in the most recent Appraisal delivered by Seller or obtained by Buyer pursuant to the terms of this Agreement.

“Approved Exception Report” shall mean, with respect to any Purchased Asset, any Exception Report furnished by Seller to Buyer and approved by Buyer in writing (which may be by electronic mail) prior to the Purchase Date or date of any Future Funding Advance of the related Transaction.

“Assignee” shall have the meaning specified in Section 19(c) of this Agreement.

“Assignment of Leases” shall mean, with respect to any Mortgaged Property, an assignment of leases under the related Mortgage, or a separate assignment of leases, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein such Mortgaged Property is located to reflect the assignment of leases.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

“Authorized Representative of Seller” shall mean each of the natural persons listed on Exhibit C, as such Exhibit C may be updated by Seller by written notice to Buyer.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bailee” shall mean Sidley Austin LLP or any other law firm reasonably acceptable to Buyer that has delivered at Seller’s request a Bailee Letter with respect to any Purchased Asset.

“Bailee Letter” shall mean a letter from Seller and acknowledged by Bailee and Buyer substantially in the form attached hereto as Exhibit K, pursuant to which the Bailee (i) agrees to issue a Bailee Trust Receipt upon taking possession of the Purchased Asset Documents identified in such Bailee Letter, (ii) confirms that it is holding the Purchased Asset Documents as bailee for the benefit of Buyer under the terms of such Bailee Letter, and (iii) agrees that it shall deliver such Purchased Asset Documents to the Custodian, or as otherwise directed by Buyer in writing, by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Asset.

“Bailee Trust Receipt” shall mean a trust receipt issued by Bailee to Buyer in accordance with and substantially in the form contained in Exhibit K confirming the Bailee’s possession of the Purchased Asset Documents listed thereon.

“Bankruptcy Code” shall mean Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or banks in the States of North Carolina, Minnesota or New York are authorized or obligated by law, regulation or executive order to be closed. When used with respect to a Pricing Rate Determination Date, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the States of North Carolina, Minnesota or New York are authorized or required to be closed for interbank or foreign exchange transactions.

“Buyer” shall mean Société Générale, New York Branch, or any permitted successor or assign.

“Buyer’s Release” shall mean a Buyer’s Release in substantially the same form as Annex 12 to the Custodial Agreement.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” shall mean (i) Guarantor, without the prior written approval of Buyer, ceases to own and control, of record and beneficially, directly or indirectly, 100% of the outstanding Capital Stock of Pledgor and Seller or (ii) Claros Manager ceases to perform its obligations under the Claros Management Agreement; provided that if Guarantor’s management is “internalized”, whether by acquisition of, or merger or other combination with, Claros Manager, or otherwise, such internalization shall not be deemed to be a “transfer” subject to this subsection (ii).

“Claros Management Agreement” shall mean that certain Amended and Restated Management Agreement dated as of July 8, 2016, by and between Guarantor and Claros Manager.

“Claros Manager” shall mean Claros REIT Management LP, a Delaware limited partnership, together with its successors and assigns.

“Closing Date” shall mean the date first written above.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all of the property pledged pursuant to Sections 6(a) and 6(d) of this Agreement.

“Confirmation” shall have the meaning specified in Section 3(b) of this Agreement.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise or branch profits Taxes.

“Control” shall mean, with respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management and policies of such Person, including investment decisions, whether through the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.

“Credit Event” shall mean any of the following events or conditions has occurred and is continuing: (i) any Purchased Asset becomes a Defaulted Asset, (ii) failure of a Purchased Asset to qualify as an Eligible Asset, (iii) a material adverse change in the underlying borrower or sponsor of the applicable Purchased Asset, (iv) a material deterioration in cash flow in the underlying Mortgaged Property, or (v) a material deterioration in the value of the underlying Mortgaged Property (provided that, in no event shall a Credit Event occur solely as a result of any disruption in the commercial mortgage backed securities market, capital markets, credit markets, or any other event that results in the increase or decrease of spreads or similar benchmarks).

“Custodial Agreement” shall mean the Custodial Agreement, dated as of April 30, 2018, by and among Custodian, Seller and Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Custodian” shall mean Wells Fargo Bank, National Association, or any successor Custodian appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in the Fee Letter.

“Defaulted Asset” shall mean any Purchased Asset (i) for which there is a monetary default under the related Purchased Asset Documents beyond any applicable notice or cure period (or, in the case of payments due at maturity, one (1) Business Day beyond any applicable notice or cure period), (ii) for which there is a material, non–monetary default under the related Purchased Asset Documents beyond any applicable notice or cure period, (iii) as to whose Mortgagor or guarantor, an Insolvency Event has occurred, or (iv) for which Seller or any Servicer has received notice of the foreclosure or proposed foreclosure of any Lien on the related Mortgaged Property.

“Determination Date” shall mean the fifth (5th) calendar day of each month (or, if such day is not a Business Day, the Business Day immediately succeeding such fifth (5th) calendar day.

“Diligence Material” shall mean, collectively, all underwriting and due diligence materials furnished or delivered by Seller to Buyer in connection with Buyer’s review of any New Asset, whether pursuant to a Supplemental Due Diligence List or otherwise.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Early Facility Termination Date” shall have the meaning specified in Section 3(e) of this Agreement.

“Early Repurchase” shall have the meaning specified in Section 3(c)(ii) of this Agreement.

“Early Repurchase Date” shall have the meaning specified in Section 3(c)(ii) of this Agreement.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Asset” shall mean:

(i) a Whole Loan:

(a) that has been approved as a Purchased Asset by Buyer in its sole and absolute discretion as of the related Purchase Date (such determination of acceptability only being applicable prior to the Purchase Date for the related Purchased Asset, but shall not be a factor at any time from and after such Purchase Date);

(b) that is secured by a first priority perfected security interest in a Mortgaged Property of one of the following property types: multifamily, mixed-use, retail, office, hotel or industrial;

(c) with respect to which the representations and warranties on Exhibit G are true and correct, as modified by any Approved Exception Report;

(d) that is not a Defaulted Asset;

(e) whose Mortgagors are not Prohibited Persons;

(f) that, except as stated otherwise in the related Confirmation, has a final maturity date no later than five (5) years from its origination date unless the final maturity date is extended pursuant to a Material Modification that is approved by Buyer in accordance with Section 11(g) of this Agreement; and

(g) that the related Mortgagor has entered into an interest rate protection agreement to provide protection against fluctuations in interest rates; or

(ii) any other commercial mortgage asset type approved by Buyer in its sole discretion (including, without limitation, participation interests and senior notes in A/B structures) subject to the terms and conditions contained in the related Confirmation;

provided, that notwithstanding the failure of a Purchased Asset to conform to the requirements of this definition, Buyer may, subject to such terms, conditions and requirements and Purchase Price adjustments as Buyer may require, designate in writing any such non–conforming Purchased Asset as an Eligible Asset, which designation (1) may include a temporary or permanent waiver of one or more Eligible Asset requirements, and (2) shall not be deemed a waiver of the requirement that all other Purchased Assets must be Eligible Assets (including any Purchased Assets that are similar or identical to the Purchased Asset subject to the waiver).

“Eligible Assignee” shall mean (i) prior to the occurrence and continuance of an Event of Default, any Person that is not a Prohibited Transferee and (ii) after the occurrence and during the continuance of an Event of Default, any Person determined by Buyer.

“Eligibility Repurchase Demand” shall have the meaning specified in Section 3(c)(i) of this Agreement.

“Environmental Law” shall mean, any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro-Dollar Reserve Percentage” shall mean, for any day, the percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Transactions is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of Buyer to United States residents). LIBOR shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

“Event of Default” shall have the meaning specified in Section 14(a) of this Agreement.

“Exception Report” shall mean a written list prepared by Seller and delivered to Buyer prior to the Purchase Date or date of any Future Funding Advance with respect to any Purchased Asset, specifying in reasonable detail, all exceptions of which Seller has Knowledge to the representations and warranties set forth in Exhibit G relating to such Purchased Asset.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or other recipient of any payment hereunder or required to be withheld or deducted from a payment to Buyer or other recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transactions located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer (or such other recipient) pursuant to a law in effect on the date on which such Person (i) acquires an interest in the Transactions or (ii) changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Section 30 of this Agreement, amounts with respect to such Taxes were payable either to such person’s assignor immediately before such party became a party hereto or to such Buyer immediately before it changed its lending office, (c) Taxes attributable to Buyer’s failure to comply with Section 30(e) of this Agreement, (d) any U.S. federal withholding Taxes imposed under FATCA and (e) U.S. federal backup withholding Taxes.

“Exit Fee” shall have the meaning assigned to such term in the Fee Letter.

“Extension Fee” shall have the meaning assigned to such term in the Fee Letter.

“Facility Amount” shall have the meaning assigned to such term in the Fee Letter.

“Facility Termination Date” shall mean the later of (a) any date specified in a Confirmation as the “Repurchase Date” for the related Purchased Asset, as any such date may be extended in accordance with Section 3(c)(iii) and (b) the earliest of (i) the date that occurs on the four (4) year anniversary of the Closing Date (or if such day is not a Business Day, the next succeeding Business Day) as such date may be extended pursuant to clause (a), (ii) any Accelerated Repurchase Date and (iii) any date on which the Facility Termination Date shall otherwise occur in accordance with the Program Documents or Requirements of Law. For the avoidance of doubt, unless the Facility Termination Date occurs pursuant to clause (b)(ii) or (iii), the Facility Termination Date shall occur no earlier than April 30, 2022.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant thereto, including any applicable intergovernmental agreements with respect thereto entered into with the United States and any legislation, rules or guidance implementing such intergovernmental agreements.

“FDIA” shall have the meaning specified in Section 23(c) of this Agreement.

“FDICIA” shall have the meaning specified in Section 23(d) of this Agreement.

“Fee Letter” shall mean the fee letter, dated as of the date hereof, between Buyer and Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Filings” shall have the meaning specified in Section 6(b) of this Agreement.

“FIRREA” shall mean the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended.

“Foreign Buyer” shall mean Buyer or any permitted assignee of Buyer if such Buyer or such permitted assignee is not a U.S. Buyer.

“Funding Fee” shall have the meaning assigned to such term in the Fee Letter.

“Future Funding” shall mean any additional advance under a Future Funding Asset that is funded by Seller.

“Future Funding Advance” shall have the meaning set forth in Section 3(k).

“Future Funding Asset” shall mean any Purchased Asset with respect to which less than the full principal amount is funded at origination and Seller is obligated, subject to the satisfaction of certain conditions precedent under the related Purchased Asset Documents, to make additional advances to the Mortgagor and which is identified as a “Future Funding Asset” in the applicable Confirmation; provided, that no Purchased Asset shall include any Retained Obligations until Buyer shall have assumed such Retained Obligations pursuant to Section 6(e) of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Ground Lease” shall mean a ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property, together with any estoppels, waivers or other agreements executed and delivered by the ground lessor in favor of the lender under the related Purchased Asset.

“Guarantor” shall mean Claros Mortgage Trust, Inc., a Maryland corporation.

“Guaranty” shall mean the Guaranty, dated as of the date hereof, by Guarantor for the benefit of Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Material” shall mean any substance defined, listed, or regulated as a “hazardous substance,” “toxic substance,” “hazardous waste,” “dangerous preparation” or “dangerous substance” or any other term of similar import under any Environmental Law.

“Hotel Purchased Assets” shall mean any Purchased Assets secured by Mortgaged Properties that are hotel properties.

“Income” shall mean with respect to any Purchased Asset, all of the following (in each case to the extent due and payable to Seller under the Purchased Asset Documents and with respect to the entire par amount of the related Whole Loan represented by such Purchased Asset and not just with respect to the portion of the par amount represented by the Purchase Price advanced against such Purchased Asset): all Principal Payments, interest payments and all other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Purchased Asset, including Principal Payments, interest payments, principal and interest payments, prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, securitization or other disposition proceeds, insurance payments, settlements and proceeds; provided, that any amounts that under the applicable Purchased Asset Documents are required to be deposited into and held in escrow or reserve to be used for a specific purpose, such as taxes and insurance, shall not be included in the term “Income” unless and until (i) an event of default exists under such Purchased Asset Documents, (ii) the holder of the related Purchased Asset has exercised or is entitled to exercise rights and remedies with respect to such amounts, (iii) such amounts are no longer required to be held for such purpose under such Purchased Asset Documents, or (iv) such amounts may be applied to all or a portion of the outstanding indebtedness under such Purchased Asset Documents.

“Indebtedness” shall mean, for any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capitalized Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) Indebtedness of others guaranteed by such Person to the extent of such guarantee; and (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person. Notwithstanding the foregoing, nonrecourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligations transaction or other similar securitization shall not be considered Indebtedness for any Person.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Section 27 of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller, Pledgor or Guarantor under any Program Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Appraiser” shall mean an independent professional real estate appraiser who is a member in good standing of the American Appraisal Institute, and, if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five (5) years experience in the subject property type. “Independent Appraisers” pre-approved by Buyer as of the Closing Date are Colliers International, Coldwell Banker Richard Ellis (CBRE), Cushman & Wakefield, Hotel Valuation Services (for Hotel Purchased Assets only), Integra Realty Services, Joseph Blake and Associates, Texas office (for Purchased Assets that are secured by Mortgaged Property that is retail or self-storage only), Property Valuation Advisors and PKF Consulting. From time to time, Buyer may approve additional “Independent Appraisers” in its reasonable discretion.

“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by Corporation Service Company, CT Corporation, Lord Securities Corporation, National Registered Agents, Inc., Global Securitization Services LLC, Stewart Management Company, Wilmington Trust Company, or, if none of those companies is then providing professional independent directors, another nationally-recognized company that provides professional independent directors, and other corporate services in the ordinary course of its business and which is reasonably approved by Buyer, is not an Affiliate of Seller, and has never been, and will not while serving as Independent Director be, any of the following:

(i) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of Seller or any of Seller’s equityholders or Affiliates (other than as an independent manager, director or non-economic “springing” member of an Affiliate of Seller that is not in the direct chain of ownership of Seller and that is required by a creditor to be a special purpose bankruptcy remote entity);

(ii) a creditor, supplier or service provider (including provider of professional services) to Seller or any of Seller’s equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent managers or independent directors and other corporate services and that also provides lien search and other similar services to Seller or any of its equityholders or Affiliates in the ordinary course of business);

(iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv) a Person that Controls (whether directly, indirectly or otherwise) any of (i) or (ii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the independent manager or independent director of a “special purpose entity” affiliated with Seller shall not be disqualified from serving as the Independent Director of Seller.

“Insolvency Event” shall mean, with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency

Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain undismissed, unstayed and in effect for a period of sixty (60) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” shall mean, the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Knowledge” With respect to any Person, means collectively (i) the Actual Knowledge of such Person, (ii) notice of any fact, event, condition or circumstance that would cause a reasonably prudent Person to conduct an inquiry that would give such Person Actual Knowledge, whether or not such Person actually undertook such an inquiry, and (iii) all knowledge that is imputed to a Person under any statute, rule, regulation, ordinance, or official decree or order.

“Last Endorsee” shall have the meaning specified in Section 7(c)(i) of this Agreement.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate (expressed as a percentage per annum and rounded up to the nearest 1/1000th of 1%), which in no event shall be less than zero, for deposits in Dollars for a one-month period that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Determination Date. If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Pricing Rate Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in Dollars for a one-month period that appear on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Pricing Rate Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Pricing Rate Determination Date, Buyer shall request the principal London Office of any four major reference banks in the London interbank market selected by Buyer to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in Dollars (with respect to the period equal or comparable to the applicable Pricing Rate Period) as of 11:00 a.m., London time, on such Pricing Rate Determination Date, of amounts not less than $1,000,000. If at least two (2) such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Buyer shall request any three (3) major banks in New York City selected by Buyer to provide such bank’s rate (expressed as a percentage per annum) for loans in Dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Determination Date for amounts not less than $1,000,000. If at least two (2) such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Buyer or its agent. In no event shall LIBOR be less than one percent (1.0%).

“LIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to LIBOR.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other easement, restriction, covenant, encumbrance, charge or transfer of, on or affecting Seller, any Purchased Asset or any Mortgaged Property or any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Margin Availability” shall mean, with respect to any Purchased Asset on any date, the aggregate amount of any increase to the Purchase Price of such Purchased Asset that would cause the Purchase Price of such Purchased Asset to equal but not exceed the lesser of (i) the initial Maximum Purchase Price of such Purchased Asset described in the related Confirmation and (ii) the then current Maximum Purchase Price of such Purchased Asset.

“Margin Availability Advance” shall have the meaning specified in Section 4(c) of this Agreement.

“Market Material Adverse Change” shall mean any of the following: (i) a general suspension of trading on major stock exchanges, (ii) the effective absence of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured by commercial mortgage loans or securities, (iii) a repeal of §§ 362(b) or 555 of the Bankruptcy Code, or (iv) a material adverse modification of (a) the definition of “securities contract” as contemplated by § 741 of the Bankruptcy Code, (b) the “safe harbor” or other provisions of §§ 362(b), 546(e), 555 or 561 of the Bankruptcy Code, or (c) any defined terms used in such sections of the Bankruptcy Code that would alter the scope or meaning of such sections.

“Market Value” shall mean, with respect to any Purchased Asset, as of any date of determination, the lesser of (i) the market value of such Purchased Asset, as determined by Buyer in its sole and absolute discretion, exercised in good faith, based upon Buyer’s review of (x) the Mortgaged Property, including the most recent Appraisal, (y) the mortgage loan sponsor and/or any related parties and/or (z) the relevant commercial real estate market, but, in the case of this clause (z), only to the extent that a material event (such as a tenant vacates that was not expected) has occurred at the subject Mortgaged Property and the relevant commercial real estate market has had a material adverse effect upon the subject Mortgaged Property; provided, that, the Market Value may not be adjusted solely as a result of any event that results in the increase or decrease of credit spreads or other similar benchmarks or any disruption in the commercial mortgage backed securities markets, capital markets or credit markets and (ii) the outstanding principal balance of the related Whole Loan.

“Material Adverse Change” shall mean a material adverse change in or to (a) the property, business, operations or financial condition of Seller, Pledgor and Guarantor, considered as a whole, (b) the ability of Seller, Pledgor or Guarantor to perform its obligations under any of the Program Documents to which it is a party, (c) the validity, legality or enforceability of any Program Document, Purchased Asset Document, Purchased Asset or security interest granted hereunder or thereunder, (d) the rights and remedies of Buyer or any Indemnified Party under any Program Document, Purchased Asset Document or Purchased Asset, or (e) the perfection or priority of any Lien granted under any Program Document or Purchased Asset Document.

“Material Modification” shall mean any material extension, amendment, waiver, termination, rescission, cancellation, release or other material modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder (including all lending, corporate rights, remedies, consents, approvals and waivers) of, any Purchased Asset or Purchased Asset Document; provided, however, that this definition of “Material Modification” shall not include any of the foregoing actions: (a) to the extent that the relevant action relates to the amendment or correction of a manifest or typographical error or is of an administrative nature; (b) action that is required by law; or (c) action that Seller is required to take pursuant to the terms of the Purchased Asset Documents or that the Mortgagor can exercise as a matter of right under the Purchased Asset Documents (such as release of a Mortgaged Property or extension of a maturity date subject to customary conditions precedent).

“Maximum Purchase Price” shall mean, with respect to any Purchased Asset, as of any date of determination, the product of (i) the related Purchase Price Percentage multiplied by (ii) the outstanding principal balance of the related Whole Loan; provided, that in connection with the calculation of Maximum Purchase Price for purposes of a Future Funding Advance under Section 3(k), the amount of the Future Funding to be made by Seller shall be included in the outstanding principal balance of the related Whole Loan. The initial Maximum Purchase Price with respect to each Purchased Asset shall be set forth in the related Confirmation. It is understood and agreed that Seller may request an initial Purchase Price on the Purchase Date for a Purchased Asset in an amount less than the Maximum Purchase Price and subsequently increase the Purchase Price through Margin Availability.

“Moody’s” shall mean Moody’s Investors Service, Inc., or its successor in interest.

“Mortgage” shall mean the mortgage, deed of trust, deed to secure debt or similar other instrument, creating a valid and enforceable first lien on or a first priority ownership interest in the Mortgaged Property.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagee” shall mean the record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor” shall mean the obligor on a Mortgage Note and/or the grantor of the related Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and which is covered by Title IV of ERISA.

“New Asset” shall mean an Eligible Asset that Seller proposes to sell to Buyer pursuant to a Transaction.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Treasury Department.

“OFAC List” shall mean any Sanctions list maintained by OFAC, including the Specially Designated Nationals list maintained by OFAC.

“Originator” shall mean, with respect to each Purchased Asset, the related originator, which is a Delaware limited liability company and an Affiliate of Seller.

“Originator Pledge Agreement” shall mean, with respect to each Purchased Asset, the Originator Pledge and Security Agreement, dated as of the related Purchase Date, by the related Originator for the benefit of Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Other Connection Taxes” shall mean with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Taxes (other than a connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Program Document, or sold or assigned an interest in any Transaction or Program Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Program Document or Purchased Asset Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Program Document or Purchased Asset Document, provided, however, that Other Taxes shall not include (i) any such Taxes that are Other Connection Taxes imposed with respect to an assignment, transfer or sale of a participation or other interest in or with respect to the Program Document or Purchased Asset Document or (ii) for the avoidance of doubt, any Excluded Taxes.

“Participant” shall have the meaning specified in Section 19(b)(i) of this Agreement.

“Participant Register” shall have the meaning specified in Section 19(b)(ii) of this Agreement.

“Party” shall have the meaning assigned to it in the opening paragraph of this Agreement.

“Permitted Liens” shall mean any of the following: (a) Liens for state, municipal, local or other local taxes not yet due and payable, (b) Liens imposed by Requirements of Law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, arising in the ordinary course of business and which are either paid, bonded or otherwise removed of record within thirty (30) days after Seller receives notice or otherwise obtains Knowledge of the filing of the same, (c) Liens granted pursuant to or by the Program Documents and (d) Liens disclosed in any Approved Exception Report.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five (5) year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five (5) year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Plan Party” shall have the meaning specified in Section 22 of this Agreement.

“Pledge Agreement” shall mean the Pledge and Security Agreement, dated as of the date hereof, by Pledgor for the benefit of Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pledgor” shall mean CMTG SG Finance Holdco LLC, a Delaware limited liability company.

“Price Differential” shall mean, with respect to any Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate to the outstanding Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) such date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean for each Pricing Rate Period with respect to any Transaction, an annual rate stated in the related Confirmation and equal to Adjusted LIBOR plus the Applicable Spread or the Alternative Rate, in each case, for such Pricing Rate Period for the related Transaction and shall be subject to adjustment and/or conversion as provided in Sections 3(g) and 3(h) of this Agreement; provided, that while an Event of Default is continuing, the Pricing Rate shall be the Default Rate.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Determination Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including such Determination Date and ending on and excluding the following Determination Date; provided, however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received by Account Bank or Buyer in respect thereof.

“Program Documents” shall mean, collectively, this Agreement, any applicable annexes, exhibits and schedules to this Agreement, the Guaranty, the Fee Letter, the Pledge Agreement, each Originator Pledge Agreement, the Repo Collection Account Control Agreement, the Custodial Agreement, the Servicing Agreement and all Confirmations executed pursuant to this Agreement in connection with specific Transactions.

“Prohibited Person” shall mean any (1) person or entity who is on an OFAC List, a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended; (2) person acting on behalf of, or an entity owned or controlled by, any government against whom the United States maintains economic sanctions or embargoes under the Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, including, but not limited to, the “Government of Sudan,” the “Government of Iran,” and the “Government of Cuba,” and any person or organization determined by the Director of the Office of Foreign Assets Control to be included within 31 C.F.R. Section 575.306 (definition of “Government of Iraq”), any person on the U.S. Department of Defense 55-person Watch List and any person identified by the United Nations 661 Committee pursuant to paragraphs 19 and 23 of the United Nations Security Council Resolution 1483, adopted May 22, 2003, (3) person or entity who is listed in the Annex to or is otherwise within the scope of Executive Order 13224—Blocking Property and Prohibiting Transactions with Person who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, (4) person or entity subject to additional restrictions imposed by the following statutes or Regulations and Executive Orders issued thereunder: the Trading with the Enemy Act, 50 U.S.C. app. §§ 1 et seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, §§ 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. §§ 1601 et seq., the Anti-Terrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214-1319, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the United Nations Participation Act, 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901 et seq., the Iran and Libya Sanctions Act of 1996, Pub. L. 104-172, 110 Stat. 1541, the Cuban Democracy Act, 22 U.S.C. §§ 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. §§ 6201-91,

the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, 115 Stat. 272, or any other law of similar import as to any non-U.S. country, as each such Act or law has been or may be amended, adjusted, modified, or reviewed from time to time or (5) person or entity that is the target of Sanctions, including by virtue of being resident or located in a country or territory that is subject to comprehensive Sanctions.

“Prohibited Transferee” shall mean any of the entities listed on Exhibit J hereto.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which such Purchased Asset is to be transferred by Seller to Buyer.

“Purchase Price” shall mean, with respect to any Purchased Asset:

(i)	as of the Purchase Date for such Purchased Asset, the Purchase Price stated in the related Confirmation, which amount shall not be greater than the Maximum Purchase Price; and

(ii)

as of any other date, the amount described in the preceding clause (i), (A) reduced by (x) any amount of Purchase Price Margin Deficit transferred to Buyer pursuant to Section 4 with respect to such Purchased Asset, (y) other Principal Payments remitted to the Repo Collection Account and applied in reduction of the Purchase Price of such Purchased Asset by Buyer pursuant to Section 5 and (z) any other payments made by or on behalf of Seller or otherwise applied by Buyer in reduction of the outstanding Purchase Price, in each case before or as of such determination date with respect to such Purchased Asset and (B) increased by the amount of any Margin Availability Advances made by Buyer pursuant to Section 4(c) and any Future Funding Advances made by Buyer pursuant to Section 3(k).

“Purchase Price Margin Call” shall have the meaning specified in Section 4(a) of this Agreement.

“Purchase Price Margin Deficit” shall have the meaning specified in Section 4(a) of this Agreement.

“Purchase Price Percentage” shall have the meaning assigned to such term in the Fee Letter.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset File” shall mean, with respect to any Purchased Asset, the documents specified as the “Purchased Asset File” in Section 7(b), together with any additional documents and information required to be delivered to Buyer or its designee (including Custodian) pursuant to this Agreement.

“Purchased Asset Schedule” shall have the meaning specified in the Custodial Agreement.

“Purchased Asset(s)” shall mean, (i) with respect to any Transaction, the Eligible Asset or Eligible Assets sold by Seller to Buyer in such Transaction and not repurchased by Seller and (ii) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer and not repurchased by Seller and any additional collateral delivered by Seller to Buyer pursuant to this Agreement, in each case together with all Purchased Asset Documents, Servicing Agreements, Servicing Records, Servicing Rights, insurance relating to any such Eligible Asset, and collection and escrow accounts relating to any such Eligible Asset.

“Qualified Servicing Expenses” shall mean, (i) with respect to any Servicer that is not an Affiliate of Seller, (a) the Servicing Fee (as defined in the related Servicing Agreement including any similar or substitute term used therein), and (b) any expenses payable to such Servicer that are expressly provided for in such Servicing Agreement, including any such amounts constituting Servicer Income and that are netted by such Servicer out of collections pursuant to such Servicing Agreement and (ii) with respect to any asset manager or other administrator approved by Buyer with respect to the Purchased Assets that is not an Affiliate of Seller, fees and expenses approved by Buyer in writing.

“Redirection Letter” shall mean an irrevocable redirection letter in the form attached as Exhibit I to this Agreement instructing Mortgagor, Servicer or other applicable Person to pay all amounts payable to Seller under the related Purchased Asset to the Repo Collection Account, which Buyer may send to each Mortgagor with respect to each Purchased Asset subject to a Transaction after the occurrence and continuance of an Event of Default.

“Register” shall have the meaning specified in Section 19(f) of this Agreement.

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

“REMIC Eligible Purchased Asset” shall mean any Purchased Asset that is designated as a REMIC Eligible Purchased Asset in the related Confirmation.

“REMIC Provisions” shall mean the provisions of United States federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through Section 860G of subchapter M of Chapter 1 of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

“Remittance Date” shall mean the date that is one (1) Business Day after the Servicer Remittance Date.

“Repo Collection Account” shall mean a segregated non-interest bearing lockbox account, in the name of Seller, for the benefit of Buyer, established at Account Bank, bearing account number [***].

“Repo Collection Account Control Agreement” shall mean the deposit account control agreement, dated as of the date hereof, among Account Bank, Seller and Buyer relating to the Repo Collection Account, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Representations and Warranties” shall mean those certain representations and warranties contained in Section 10 of and in Exhibit G to this Agreement and in Section 8 of the Guaranty.

“Repurchase Date” shall mean, with respect to each Purchased Asset, the earliest to occur of (i) the Facility Termination Date, (ii) any Early Repurchase Date, (iii) the Accelerated Repurchase Date, (iv) the date on which Seller is to repurchase such Purchased Asset as specified in the related Confirmation (after giving effect to all extensions thereto granted pursuant to Section 3(c)(iii)) and (v) the date on which Principal Payments representing the entire outstanding principal amount of such Purchased Asset, together with all other amounts due from the related Mortgagor and any remaining Repurchase Price with respect to such Purchased Asset required to be paid by Seller, are remitted to the Repo Collection Account and applied to the payment of the Repurchase Price.

“Repurchase Date Extension Conditions” shall have the meaning specified in Section 3(c)(iii) of this Agreement.

“Repurchase Date Extension Opinion Delivery Date” shall mean the first Repurchase Date to be extended after the four year anniversary of the initial Transaction.

“Repurchase Date Extension Opinion Requirement” shall mean a requirement that shall be satisfied on any date of determination if Seller has delivered to Buyer on the Repurchase Date Extension Opinion Delivery Date an opinion of Seller’s counsel that the all Transactions outstanding under this Agreement as of such Repurchase Date Extension Opinion Delivery Date (after the extension of the Repurchase Date being extended on such date) qualify for safe harbor treatment for “securities contracts” and “master netting agreements” under the Bankruptcy Code; provided that such opinion is (i) in a form substantially similar to the opinion delivered by Seller’s counsel on the Closing Date with respect to safe harbor treatment for “securities contracts” and “master netting agreements” under the Bankruptcy Code or (ii) in Buyer’s sole and absolute discretion, a “bring down” of the opinion delivered by Seller’s counsel on the Closing Date with respect to safe harbor treatment for “securities contracts” and “master netting agreements” under the Bankruptcy Code.

“Repurchase Obligations” shall mean all obligations of Seller to pay the Repurchase Price of each Purchased Asset on the Repurchase Date with respect to such Purchased Asset and all other obligations and liabilities of Seller to Buyer arising under or in connection with the Program Documents, whether now existing or hereafter arising, and all interest and fees that accrue under the Program Documents after the commencement by or against Seller, Guarantor or Pledgor or any Affiliate of Seller, Pledgor or Guarantor of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any date, an amount equal to the sum of (i) the outstanding Purchase Price as of such date, (ii) the accrued and unpaid Price Differential for such Purchased Asset up to the date the Buyer receives payment of the Repurchase Price in Buyer’s account, (iii) all other amounts due and payable as of such date by Seller to Buyer under this Agreement or any Program Document, and (iv) the Exit Fee (if applicable pursuant to the Fee Letter), (v) any accrued and unpaid fees and expenses and indemnity amounts and any other amounts owed by Seller, Pledgor or Guarantor to Buyer under this Agreement or any other Program Document. For the avoidance of doubt, in the event that the Repurchase Price is deposited into the Repo Collection Account, Price Differential shall continue to accrue for purposes of calculating the Repurchase Price up to the date the Buyer receives payment of the Repurchase Price in Buyer’s account.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Retained Obligations” shall mean, with respect to any Future Funding Asset, all obligations to fund any Future Funding in accordance with the applicable Purchased Asset Documents.

“S&P” shall mean Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, or its successor in interest.

“Sanctions” shall mean any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, and/or the European Union and/or the French Republic, and/or Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” shall have the meaning specified in Section 24(a) of this Agreement.

“Seller” shall mean CMTG SG Finance LLC, a Delaware limited liability company.

“Servicer” shall mean Wells Fargo Bank, National Association, or any other Servicer mutually agreed upon by Buyer and Seller.

“Servicer Account” shall mean the account established at the Servicer pursuant to the Servicing Agreement into which income on the Whole Loans related to Purchased Assets is to be deposited in accordance with Section 5(a).

“Servicer Income” shall mean any Income that a Servicer, under the express terms of the Servicing Agreement to which it is a party, is entitled to receive and retain for its own account and is not required to pay over to Seller or Buyer, including, without limitation, any accrued fees due and payable to a Servicer.

“Servicer Remittance Date” shall mean, with respect to each Purchased Asset, the tenth (10th) calendar day of each month, or, if such calendar day shall not be a Business Day, the Business Day immediately succeeding such tenth (10th) calendar day or such other day as is mutually agreed to by Seller and Buyer.

“Servicing Acknowledgement Agreement” shall mean, the Servicer Notice and Acknowledgement, dated as of the date hereof, among Buyer, Servicer and Seller, providing for the servicing of Purchased Assets, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Servicing Agreement” shall mean, with respect to any Servicer, the Servicing Agreement providing for the servicing of Purchased Assets by and between Seller and such Servicer, as the same may be amended, restated, supplemented or otherwise modified from time to time, as modified by any related Servicing Acknowledgement Agreement.

“Servicing Fee” shall have the meaning assigned to such term (or any similar or substitute term) in the applicable Servicing Agreement.

“Servicing Records” shall have the meaning specified in Section 29(b) of this Agreement.

“Servicing Rights” shall mean all of Seller’s right, title and interest in and to any and all of the following: (a) any and all rights of Seller to service, collect and or direct servicer’s actions and decisions with respect to, the Purchased Assets or to appoint (or terminate the appointment of) any third party as servicer of the Purchased Assets; (b) any payments to or monies received by or payable to Seller or any other Person as compensation for servicing the Purchased Assets; (c) any late fees, penalties or similar payments with respect to the Purchased Assets; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Seller (individually or as servicer) thereunder (including all rights to set the compensation of any third-party servicer); (e) the rights to collect and maintain escrow payments or other similar payments with respect to the Purchased Assets and any amounts actually collected by Seller or any third party servicer with respect thereto; (f) the rights, if any, to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Purchased Assets; and (g) all rights of Seller to give directions with respect to the management and distribution of any collections, escrow accounts, reserve accounts or other similar payments or accounts in connection with the Purchased Assets, and, in each case all obligations related or incidental thereto, in each case, subject to the requirements and limitations set forth in the Servicing Agreement.

“SIPA” shall have the meaning specified in Section 24(a) of this Agreement.

“Supplemental Due Diligence List” shall mean, with respect to any New Asset, information or deliveries concerning the New Asset that Buyer shall reasonably request in addition to the Underwriting / Due Diligence Package.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the Collateral is located) survey of a Mortgaged Property prepared by a registered independent surveyor or engineer and in form and content satisfactory to Buyer as of the Purchase Date and the company issuing the title policy for such Mortgaged Property.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, or similar other charges in the nature of tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Exceptions” shall have the meaning specified in Exhibit G.

“Transaction” shall have the meaning specified in Section 1 of this Agreement.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(b) of this Agreement.

“Transaction Request” shall have the meaning specified in Section 3(a) of this Agreement.

“Transaction Specific Conditions Precedent” shall mean the additional conditions precedent, if any, to a specific Transaction as described in the related Confirmation.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“U.S. Buyer” shall mean Buyer or any assignee of Buyer so long as Buyer or such assignee is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 30(e)(ii)(B)(III) of this Agreement.

“UCC” shall have the meaning specified in Section 6(b) of this Agreement.

“Underlying Purchased Asset Reserves” shall mean, with respect to any Purchased Asset, the escrows, reserve funds or other similar amounts properly retained in accounts maintained by the Servicer of such Purchased Asset unless and until such funds are, pursuant to the terms of the related Purchased Asset Documents, released or otherwise available to Seller (but not if such funds are used for the purpose for which they were maintained, or if such funds are released to the related Mortgagor in accordance with the relevant Purchased Asset Documents).

“Underwriting / Due Diligence Package” shall mean, with respect to any New Asset, all of the information necessary for Buyer to perform its underwriting and due diligence with respect to any Eligible Asset in a timely fashion. Such information shall include, without limitation, the materials listed on Exhibit D to the extent such materials are applicable to such New Asset and in Seller’s possession.

“Whole Loan” shall mean a floating rate whole loan approved by Buyer in its sole and absolute discretion.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

3. INITIATION; CONFIRMATION; TERMINATION; FEES; EXTENSIONS

(a) On any day prior to the Facility Termination Date and as agreed to by Buyer, and subject to the terms and conditions set forth in this Agreement (including, without limitation, the

“Transaction Conditions Precedent” specified in Section 3(b) of this Agreement), pursuant to written request in the form of Exhibit A (or such other form as the Parties may agree) at the initiation of Seller (each, a “Transaction Request”), Buyer may agree to enter into Transactions. Buyer shall have the right to review all Eligible Assets proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Assets as Buyer determines in its sole and absolute discretion. Buyer shall determine in its sole and absolute discretion whether or not it is willing to purchase any proposed Eligible Asset, and if so, on what terms and conditions (including, without limitation, whether to accept a proposed Eligible Asset as a Future Funding Asset). It is expressly agreed and acknowledged that Buyer is entering into the Transactions on the basis of Representations and Warranties made by Seller and on the completeness and accuracy of the information contained in the applicable Underwriting / Due Diligence Package and any supplemental information furnished by Seller to Buyer pursuant to any Supplemental Due Diligence List and any incompleteness or inaccuracies in the related Underwriting / Due Diligence Package and any supplemental information furnished by Seller to Buyer pursuant to any Supplemental Due Diligence List will only be acceptable to Buyer if disclosed in writing to Buyer by Seller in advance of the related Purchase Date, and then only if Buyer opts to purchase the related Purchased Asset(s) from Seller notwithstanding such incompleteness and inaccuracies. Seller shall inform Buyer as soon as commercially practicable of its request for any proposed Transaction to be entered into based on a Bailee Trust Receipt.

(b) Upon agreeing to enter into a Transaction hereunder, Buyer shall deliver to Seller a written confirmation (in electronic form) in the form of Exhibit B of each Transaction (a “Confirmation”), and provided each of the Transaction Conditions Precedent and the Transaction Specific Conditions Precedent shall have been satisfied at the time of closing the Transaction as determined by Buyer in its sole and absolute discretion (or affirmatively waived in writing by Buyer, including as set forth in the Confirmation), Buyer shall pay the Purchase Price for such Transaction to Seller by wire transfer of immediately available funds in accordance with Section 7(a).

Buyer’s approval of the purchase of an Eligible Asset on such terms and conditions as Buyer may require and satisfaction (or Buyer’s waiver, in its sole discretion) of the Transaction Conditions Precedent shall be evidenced only by Buyer’s execution and delivery of the related Confirmation. Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby, and shall be construed to be cumulative to the extent possible. If terms in a Confirmation are inconsistent with terms in this Agreement with respect to a particular Transaction, the Confirmation shall prevail. The fact that Buyer has conducted or has failed to conduct any partial or complete examination or any other due diligence review of any Purchased Asset shall in no way affect any rights Buyer may have under the Program Documents or otherwise with respect to any Representations or Warranties or other rights or remedies thereunder or otherwise, including the right to determine at any time that such Purchased Asset is not an Eligible Asset.

No Transaction shall be entered into if (i) any Default or Event of Default exists or would exist as a result of such Transaction, (ii) after giving effect to such Transaction, the aggregate Purchase Price of all Purchased Assets subject to Transactions then outstanding would exceed the Facility Amount or (iii) any Transaction Conditions Precedent have not been satisfied or waived by Buyer.

With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each Pricing Rate Determination Date for the next succeeding Pricing Rate Period for such Transaction. Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on such Pricing Rate Determination Date.

For purposes of this Section 3(b), the “Transaction Conditions Precedent” shall be deemed to have been satisfied with respect to any proposed Transaction if:

(A) Buyer has received all documents, certificates, information, financial statements, reports and approvals as Buyer may reasonably require, which, for the avoidance of doubt, shall include an Appraisal of the related Mortgaged Property dated no earlier than three (3) months prior to the origination date;

(B) no Default or Event of Default in each case under this Agreement shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(C) Seller shall have delivered to Buyer all information which Seller believes to be reasonably necessary for Buyer to make an informed business decision with respect to the purchase of such Eligible Asset and Seller shall have certified to Buyer (which can be made via a representation in the Confirmation) that Seller has no Knowledge of any material information concerning such Eligible Asset which is not reflected in the related Diligence Material or otherwise disclosed to Buyer in writing;

(D) the Representations and Warranties made by each of Seller, Guarantor and Pledgor in the Program Documents to which it is a party, shall be true and correct in all material respects as of the Purchase Date for such Transaction (except to the extent such representations and warranties are made as of a particular date and as modified by any Approved Exception Report);

(E) with respect to each Eligible Asset proposed to be sold to Buyer in such Transaction, Buyer shall have received: (1) a Transaction Request, (2) a copy of the completed and signed Redirection Letter, the original of which shall be delivered to Custodian, (3) a Trust Receipt (or a Bailee Trust Receipt, if applicable) and all other items required to be delivered to Buyer under the Custodial Agreement or Bailee Letter (as applicable), (4) a Confirmation, (5) the Underwriting / Due Diligence Package (including any supplemental information furnished by Seller to Buyer pursuant to any Supplemental Due Diligence List), (6) an Originator Pledge Agreement and (7) an officer’s certificate of Seller certifying that the facts and assumptions in the opinion of outside counsel to Seller regarding true sale matters dated as of the Closing Date are true and accurate in all respects;

(F) Servicer has received copies of the Purchased Asset Documents and any other documents required to be delivered under the Servicing Agreement;

(G) no Market Material Adverse Change shall have occurred and be continuing as of the related Purchase Date;

(H) Seller has paid all fees and expenses then due and payable to Buyer under the Program Documents;

(I) Seller shall have provided for all Underlying Purchased Asset Reserves to be held by Servicer and shall have satisfactorily pledged all Underlying Purchased Asset Reserves relating to such Eligible Asset to Buyer, as determined by Buyer in Buyer’s sole discretion;

(J) Buyer shall have satisfactorily completed its “Know Your Customer” and OFAC diligence (as to the related Mortgagor, guarantor and all other related parties, as determined by Buyer);

(K) Buyer shall have (1) determined, in its sole and absolute discretion, that the assets proposed to be sold to Buyer by Seller in such Transaction are Eligible Assets (or agreed in writing to waive any particular eligibility requirements) and (2) obtained satisfactory results of its underwriting review of such Eligible Asset and the related Mortgaged Property (or Mortgaged Properties) performed by Buyer and any third party reviewers engaged by Buyer for such review;

(L) Buyer shall have received from Seller any portion of the Funding Fee that is due and payable on the Purchase Date for such proposed Transaction;

(M) after giving effect to such proposed Transaction, the aggregate Purchase Price would not exceed the Facility Amount; and

(N) if any of the foregoing Transaction Conditions Precedent has not been satisfied, Buyer has waived such Transaction Condition Precedent in its sole discretion.

(c) (i) On the Repurchase Date with respect to a Transaction, termination of such Transaction will be effected by transfer to Seller or its agent of the Purchased Assets relating to such Transaction and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5 of this Agreement) against the simultaneous transfer of the Repurchase Price with respect to such Transaction to an account of Buyer (including by receipt into the Repo Collection Account). In connection with any such termination of a Transaction pursuant to the preceding sentence, upon its receipt of the Repurchase Price (including by receipt of the Repurchase Price into the Repo Collection Account), Buyer (A) shall deliver a Buyer’s Release to Seller (or Seller’s designee) releasing, its right, title and interest in such Purchased Asset and the related Collateral, (B) shall authorize Custodian to release to Seller the Purchased Asset Documents for such Purchased Asset and (C) to the extent any UCC financing statement filed against Seller specifically identifies such Purchased Asset by name, Seller may file an amendment thereto or termination thereof evidencing the release of such Purchased Asset from Buyer’s security interest therein. Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer. Any Income with respect to such Purchased Asset received by Buyer after payment in full of the Repurchase Price therefor and any other amounts due hereunder with respect to such Purchased Asset, and the release of such Purchased Asset in accordance with the terms of this Agreement, shall be promptly transferred to Seller. Notwithstanding the foregoing, on or before the Facility Termination Date, Seller shall repurchase all Purchased Assets by paying to Buyer the outstanding Repurchase Price therefor and all other outstanding Repurchase Obligations. At any time during the existence of an uncured Default or Event of Default, Seller cannot repurchase a Purchased Asset in connection with a full payoff of the underlying Whole Loan by the related Mortgagor, unless one-hundred percent (100%) of the net proceeds due in connection with the relevant payoff shall be paid directly to the Repo Collection Account. Subject to the proviso in this sentence, the Repurchase Price of the related Purchased Asset shall be applied by Buyer to reduce any other amounts due and payable to Buyer under this Agreement; provided, that so long as any Default is continuing, such portion of such net proceeds in excess of the then-current Repurchase Price shall remain in the Repo Collection Account until the earlier of (x) such Default being cured, in which case such portion of net proceeds in excess of the then-current Repurchase Price shall be returned to Seller and (y) the occurrence of an Event of Default in which case such portion of net proceeds shall be applied by Buyer to reduce any other amounts due and payable to Buyer under this Agreement. In addition to the other rights and remedies of Buyer under this Agreement and the other Program Documents, Seller shall within five (5) Business Days of written notice from Buyer (an “Eligibility Repurchase Demand”) repurchase any Purchased Asset that no longer qualifies as an Eligible Asset as determined in Buyer’s sole discretion by paying to Buyer the Repurchase Price for the affected Purchased Asset in immediately available funds.

(ii)

Except as expressly provided herein, including, without limitation, upon the occurrence and during the continuance of an Event of Default by Seller, no Transaction shall be terminable on demand by Buyer. Seller shall be entitled to terminate a Transaction on demand, in whole or in part, and repurchase any or all Purchased Assets subject to such Transaction (each, an “Early Repurchase”) on any Business Day prior to the Repurchase Date (each, an “Early Repurchase Date”); provided, however, that:

(A)

Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Assets no later than two (2) Business Days prior to such Early Repurchase Date (except if such Early Repurchase Date is in connection with curing a Purchase Price Margin Deficit, Default or breach of any representation or warranty in the Program Documents, or in connection with any of the events in Sections 3(f), 3(g), 3(i) or 3(i) having occurred, in which case Seller may repurchase any such Purchased Asset upon written notice delivered to Buyer on the same Business Day); and

(B)

on such Early Repurchase Date Seller pays to Buyer an amount equal to the sum of the Repurchase Price for such Transaction(s), and any other amounts due and payable under this Agreement (including, without limitation, Section 3(h) of this Agreement) with respect to such Transaction(s) against transfer to Seller or its agent of such Purchased Assets, all in accordance with Section 3(c)(i).

(iii)

Buyer, in its sole and reasonable discretion, may extend the Repurchase Date with respect to any Purchased Asset one or more times in accordance with terms of the related Confirmation; provided, that all of the Repurchase Date Extension Conditions (as hereinafter defined) shall have been satisfied. For purposes of the preceding sentence, the “Repurchase Date Extension Conditions” shall be deemed to have been satisfied if:

(A)

Seller shall have given Buyer written notice, not less than thirty (30) days and no more than one hundred twenty (120) days, prior to the Repurchase Date, of Seller’s desire to extend such Repurchase Date;

(B)	no Default or Event of Default under this Agreement shall have occurred and be continuing as of the scheduled Repurchase Date;

(C)

the representations and warranties made by Seller, Guarantor and Pledgor in the Program Documents, as modified by any Approved Exception Report, shall be true and correct in all material respects as of the scheduled Repurchase Date;

(D)

Buyer shall have notified Seller in writing within thirty (30) days following Seller’s delivery of a written notice pursuant to Section 3(c)(iii) that the Repurchase Date has been extended for an additional one (1) year period; provided, that if Buyer does not respond to Seller’s request to extend the Repurchase Date within such thirty (30) day period, then such Repurchase Date shall not be extended;

(E)	an amended and restated Confirmation reflecting such extension and that is otherwise acceptable to Buyer and Seller has been delivered by Seller and executed by Seller and Buyer;

(F)	Seller is in compliance with the Repurchase Date Extension Opinion Requirement as of the then current Repurchase Date; and

(G)	Seller has paid to Buyer the Extension Fee and any breakage costs.

(d) This Agreement shall terminate on the Facility Termination Date.

(e) In addition, Seller may terminate this Agreement and the other Program Documents on any date prior to the Facility Termination Date (the “Early Facility Termination Date”), provided that:

(i)	Seller notifies Buyer in writing at least thirty (30) days before the proposed Early Facility Termination Date of its intent to terminate this Agreement and the other Program Documents;

(ii)	subject to the provisions set forth in Section 3(c)(i), Seller repurchases all of the Purchased Assets then held by Buyer on the Early Facility Termination Date; and

(iii)	Seller pays the Repurchase Price for each Purchased Asset and all other Repurchase Obligations then due and payable pursuant to the Program Documents on the Early Facility Termination Date.

(f) If prior to the first day of any Pricing Rate Period with respect to the Transaction, (i) Buyer shall have determined in its reasonable discretion (which determination shall be conclusive and binding upon Seller) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR for such Pricing Rate Period (provided Buyer has performed (to the extent possible) the procedures for determining LIBOR as set forth in the definition of LIBOR in Section 2 of this Agreement), or (ii) the LIBOR determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Buyer (as reasonably determined and certified by Buyer) of making or maintaining Transactions during such Pricing Rate Period, Buyer shall give written notice thereof to Seller as soon as practicable thereafter, which notice shall set forth in reasonable detail such circumstances. If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer, shall be a per annum rate equal to the sum of (a) the Alternate Base Rate described in the related Confirmation which shall equal the “Alternate Base Rate” or such similar term for the base rate charged in the event LIBOR is unavailable as described in the related Purchased Asset Documents, plus (b) the Applicable Spread (the “Alternative Rate”). Buyer’s right to convert a Transaction to the Alternative Rate Transaction pursuant to the foregoing shall be applied in the same manner Buyer is treating its similarly situated repurchase facility customers where Buyer has a comparable contractual right.

(g) Notwithstanding any other provision herein, if after the date of this Agreement the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Program Documents, (i) the ability of Buyer to enter into new Transactions hereunder and the commitment of Buyer hereunder to continue Transactions shall be canceled, and (ii) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(h) of this Agreement. Buyer’s exercise of its rights under this Section 3(g) shall be applied in the same manner Buyer is treating its similarly situated repurchase facility customers where Buyer has a comparable contractual right.

(h) Upon demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net actual, out of pocket loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable actual attorneys’ fees and disbursements) which Buyer sustains or incurs as a consequence of (i) a default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(c)(ii) of a termination of a Transaction, (ii) any payment of the Repurchase Price with respect to a Purchased Asset on any day other than a Remittance Date or the Repurchase Date (or the Early Repurchase Date or the Early Facility Termination Date, as applicable) with respect to such Purchased Asset (including, without limitation, any such actual, out of pocket loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from customary and reasonable fees payable to terminate the deposits from which such funds were obtained), (iii) conversion of any Transaction to an Alternative Rate Transaction pursuant to Section 3(g) of this Agreement on a day which is not the last day of the then current Pricing Rate Period or (iv) any conversion of the Pricing Rate to the Alternative Rate because Adjusted LIBOR is not available for any reason on a day that is not the last day of the then current Pricing Rate Period. A certificate promptly delivered by Buyer as to such actual costs, losses, damages and expenses, setting forth the calculations therefor shall be prima facie evidence of the information set forth therein in the absence of manifest error. This Section 3(h) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(i) If after the date of this Agreement the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i)

shall subject Buyer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to the Program Documents, any Purchased Asset or any Transaction;

(ii)

shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the LIBOR hereunder; or

(iii)	shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems, in its sole and absolute discretion, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Program Documents in respect thereof; then, in any such case, Seller shall, within five (5) Business Days after written notice from Buyer, pay Buyer any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable (in the case of taxes, in an amount such that, after deduction of the applicable tax, Buyer receives the amount to which it would have been entitled if no tax were deductible). If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(i), it shall notify Seller in writing of the event by reason of which it has become so entitled. Such notification shall set forth in reasonable detail (and certify to) a certificate as to the calculation of any additional amounts payable pursuant to this Section 3(i), which shall be prima facie evidence of such additional amounts in the absence of manifest error. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all Purchased Assets. Buyer’s exercise of its rights under this Section 3(i) shall be applied in the same manner Buyer is treating its similarly situated repurchase facility customers where Buyer has a comparable contractual right.

(j) If Buyer shall have determined that the adoption of or any change after the date of this Agreement in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any entity controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of increasing the amount of capital to be held by Buyer in respect of any Transaction hereunder or reducing the rate of return on Buyer’s or such entity’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such entity could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such entity’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall, within five (5) Business Days after written notice from Buyer, pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction. In determining any additional amounts due under this Section 3(j), Buyer shall treat Seller in the same manner it treats other similarly situated repurchase facility customers where Buyer has a comparable contractual right. A certificate as to the calculation of any additional amounts payable pursuant to this Section 3(j) shall be prima facie evidence of such additional amounts in the absence of manifest error. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Asset.

(k) At any time prior to the Repurchase Date, in the event a Future Funding is made or is to be made by Seller pursuant to the Purchased Asset Documents for a Purchased Asset, Seller may submit to Buyer a request that Buyer transfer cash to Seller in an amount not to exceed an amount equal to the Maximum Purchase Price minus the Purchase Price then outstanding (a “Future Funding Advance”), which Future Funding Advance shall increase the Purchase Price for such Purchased Asset; provided that in no event shall Seller submit more than one (1) request for a Future Funding Advance for each Future Funding Asset in any given calendar month and, provided, further that no Future Funding Advance(s) shall be made unless the Future Funding Advance to be made on such date shall exceed $350,000 per Purchased Asset or $500,000 in the aggregate. It shall be a condition to Buyer’s obligation to make any Future Funding Advance that (i) as of the funding of such Future Funding Advance, no Purchase Price Margin Deficit, Default or Event of Default has occurred and is continuing or would result from the funding of such Future Funding Advance, (ii) the funding of the Future Funding Advance would not cause the aggregate Purchase Price of all Purchased Assets subject to Transactions to exceed the Facility Amount, (iii) Seller shall certify to Buyer that all conditions to the Future

Funding under the relevant Purchased Asset Documents have been satisfied in all material respects (which can be made via a representation in the amended and restated Confirmation) and (iv) Buyer shall be satisfied in its commercially reasonable discretion that all conditions to the Future Funding under the relevant Purchased Asset Documents have been satisfied. Buyer shall transfer cash to Seller as provided in this Section 3(k) (and in accordance with the wire instructions provided by Seller and subject to the provisions of Section 7(a)) on the date requested by Seller, which date shall be no earlier than two (2) Business Days following Seller’s written request. In connection with any funding of a Future Funding Advance pursuant to this Section 3(k), Buyer and Seller shall amend and restate the existing Confirmation for the applicable Transaction to set forth the new Purchase Price for such Purchased Asset and any other necessary modifications to the terms set forth on the existing Confirmation. Notwithstanding anything to the contrary herein, Buyer shall not be obligated to make any Future Funding Advance unless Seller has previously or simultaneously with Buyer’s funding of a Future Funding Advance funded or caused to be funded the Future Funding to the Mortgagor (or to an escrow agent or as otherwise directed by the underlying Mortgagor) in respect of such Purchased Asset.

4. MARGIN MAINTENANCE

(a) If, on any Business Day, the Maximum Purchase Price of any Purchased Asset is less than the outstanding Purchase Price for such Purchased Asset (a “Purchase Price Margin Deficit”), then Seller shall, within two (2) Business Days after notice from Buyer of such Purchase Price Margin Deficit (a “Purchase Price Margin Call”), (A) provide Buyer with cash in an amount sufficient to cure such Purchase Price Margin Deficit or (B) repurchase the affected Purchased Asset at the applicable Repurchase Price and pay any applicable breakage costs to Buyer.

(b) The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 4, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights under this Section 4 shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller. In the event that a Purchase Price Margin Deficit exists, Buyer may retain any funds received by it to which Seller would otherwise be entitled hereunder, which funds shall be applied by Buyer against the Purchase Price of any Purchased Asset(s) for which the Purchase Price Margin Deficit remains otherwise unsatisfied. Notwithstanding the foregoing, Buyer retains the right, in its sole discretion, to make a Purchase Price Margin Call in accordance with the provisions of this Section 4.

(c) If, at any time, either (x) (A) Seller transfers cash to Buyer pursuant to Section 4(a) to satisfy a Purchase Price Margin Deficit and (B) on any date subsequent to such transfer of cash and prior to the Repurchase Date for the applicable Purchased Asset, the Market Value of such Purchased Asset increases such that the then-current Purchase Price with respect to such Purchased Asset is less than the Maximum Purchase Price for such Purchased Asset, or (y) the then-current Purchase Price with respect to such Purchased Asset is less than the Maximum Purchase Price for such Purchased Asset due to either Seller requesting in the Transaction Request and Buyer funding on the related Purchase Date less than the Maximum Purchase Price or Seller reducing the outstanding Purchase Price pursuant to Section 3(d), then Seller may, on any Business Day, submit to Buyer a written request that Buyer transfer cash to Seller in an amount requested by Seller but not to exceed the Margin Availability for such Purchased Asset on such Business Day (a “Margin Availability Advance”), which Margin Availability Advance shall increase the Purchase Price for such Purchased Asset; provided, that Buyer shall have the ability to adjust the Applicable Spread with respect to the portion of the Purchase Price for such Purchased Asset that is equal to the amount of the related Margin Availability Advance. It shall be a condition to Buyer’s obligation to make any Margin Availability Advance that, as of the funding of such Margin Availability Advance, no Purchase Price Margin Deficit, Default or Event of Default has occurred and is continuing or would result from the funding of such Margin Availability Advance, and the funding of such Margin Availability Advance would not cause the aggregate Purchase Price of all Purchased Assets subject to Transactions then outstanding to exceed the Facility Amount. Buyer shall transfer cash to Seller as provided in this Section 4(c) (and in accordance with the wire instructions provided in Seller’s written request for a Margin Availability Advance, which instructions are subject to the applicable provisions of Section 7(a)) on the date that is two (2) Business Days following Seller’s written request. In connection with any funding of a Margin Availability Advance pursuant to this Section 4(c), Buyer and Seller shall amend and restate the existing Confirmation for the applicable Transaction to set forth the new Purchase Price for such Purchased Asset and any other necessary modifications to the terms set forth on the existing Confirmation.

5. INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a) The Repo Collection Account shall be established by Seller at Account Bank. Buyer shall have sole dominion and control over the Repo Collection Account. All Income (other than Servicer Income) in respect of the Purchased Assets shall be deposited directly into the Servicer Account within two (2) Business Days of receipt thereof and transferred into the Repo Collection Account on the Servicer Remittance Date. All such amounts transferred into the Repo Collection Account shall be remitted by Account Bank in accordance with the applicable provisions of Sections 5(c) and 5(d) of this Agreement.

(b) If a Mortgagor, servicer or other applicable Person forwards any Income (other than Servicer Income) with respect to a Purchased Asset to Seller or any of its Affiliates rather than directly to the Servicer or the Repo Collection Account, Seller shall (i) make commercially reasonable efforts to cause such Mortgagor, servicer or other applicable Person to forward such Income (other than Servicer Income) directly to the Repo Collection Account, (ii) hold such amounts in trust for the benefit of Buyer, and (iii) within two (2) Business Days of Seller’s receipt, deposit in the Repo Collection Account any portion of such amounts constituting Income (other than Servicer Income).

(c) From the Closing Date, so long as no Event of Default shall have occurred and be continuing, all Income in respect of the Purchased Assets received by Servicer during each Pricing Rate Period and on deposit in the Repo Collection Account on the Remittance Date shall be applied by the Account Bank on the related Remittance Date in the following order of priority (and all unscheduled Principal Payments on deposit in the Repo Collection Account at any time shall be applied by the Account Bank on or before the first (1st) day immediately following the date any such unscheduled Principal Payment was deposited in the Repo Collection Account in the order of priority referred to in clauses (iii), (iv), (v) and (vi)):

(i)

first, to remit to (a) Custodian an amount equal to any accrued and unpaid custodial fees and expenses and (b) Account Bank and Servicer an amount equal to the depository fee and any unpaid Qualified Servicing Expenses (to the extent not retained by Servicer), if any, respectively, due and payable on such Remittance Date;

(ii)	second, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all Purchased Assets as of such Remittance Date;

(iii)	third, to make a payment to Buyer on account of any uncured Purchase Price Margin Deficit;

(iv)

fourth, to remit to Buyer, with respect to any Purchased Asset for which a Principal Payment was received, an amount equal to (A) the current Purchase Price Percentage, multiplied by (B) the amount of such Principal Payment, to be paid to Buyer and applied by Buyer to reduce the outstanding Purchase Price of such Purchased Asset;

(v)	fifth, to remit to Buyer an amount equal to any unpaid fees, expenses, indemnity amounts or other amounts due from Seller under the Program Documents; and

(vi)	sixth, to remit to Seller the remainder, if any.

(d) If an Event of Default shall have occurred and be continuing, all Income in respect of the Purchased Assets received by Servicer during each Pricing Rate Period and on deposit in the Repo Collection Account on the Remittance Date shall be applied by Account Bank on the related Remittance Date in the following order of priority:

(i)

first, to remit to (a) Custodian an amount equal to any accrued and unpaid custodial fees and expenses and (b) Account Bank and Servicer an amount equal to the depository fee and any unpaid Qualified Servicing Expenses (to the extent not retained by Servicer), if any, respectively, due and payable on such Remittance Date;

(ii)	second, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all Purchased Assets as of such Remittance Date;

(iii)	third, to remit to Buyer an amount equal to any unpaid fees, expenses and indemnity amounts due from Seller under the Program Documents;

(iv)	fourth, to remit to Buyer on account of the Repurchase Price of the Purchased Assets until the Repurchase Price for all Purchased Assets has been reduced to zero; and

(v)	fifth, to remit to Seller the remainder, if any.

(e) All Underlying Purchased Asset Reserves must be held and applied by Servicer in accordance with Section 29 hereof, the Servicing Agreement and the applicable Purchased Asset Documents.

6. SECURITY INTEREST

(a) Other than for U.S. tax purposes, Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in the event any such Transaction is deemed to be a loan, Seller hereby pledges all of its right, title, and interest in, to and under and grants a first priority lien on, and security interest in, all of its right, title, and interest in the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located to Buyer to secure the payment and performance of all amounts or obligations owing to Buyer pursuant to this Agreement and the other Program Documents:

(i)

the Purchased Assets, Servicing Agreements, Servicing Records, Servicing Rights, all insurance relating to the Purchased Assets, Underlying Purchased Asset Reserves, any interest rate protection agreements entered into by a Mortgagor in connection with any Purchased Asset and collection and escrow accounts relating to the Purchased Assets;

all “general intangibles”, “accounts”, “instruments” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing; and

(ii)

all replacements, substitutions or distributions on or proceeds, payments, Income (other than Servicer Income) and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing;

(b) For purposes of the grant of the security interest pursuant to Section 6 of this Agreement, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and (b) Seller shall from time to time take such further actions as may be requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby. Seller hereby irrevocably authorizes Buyer at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments and continuations thereto that (1) indicate the Collateral (i) as all assets of Seller whether now owned or hereafter acquired, now existing or hereafter created and wherever located or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC in such jurisdiction or (ii) as being of an equal or lesser scope or with greater detail and (2) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Seller is an organization, the type of organization and any organization identification number issued to Seller.

(c) Buyer’s security interest in a Purchased Asset, or the Collateral as a whole, shall terminate only upon (i) in the case of an individual Purchased Asset, the repurchase thereof in accordance with the terms of this Agreement and (ii) in the case of the Collateral as a whole, the repayment in full of all Repurchase Obligations (other than any obligations that expressly survive termination of this Agreement and that are not then due and payable) and the termination of this Agreement and the other Program Documents. Upon any such termination, Buyer shall release its security interest in the Collateral, deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return the Purchased Assets and all Purchased Asset Documents (or approve the return by the Custodian, as applicable) to Seller or Seller’s designee.

(d) Seller hereby pledges to Buyer as security for the performance by Seller of its obligations under the Transactions and the Program Documents and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to the Repo Collection Account and all amounts and property from time to time on deposit therein and all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to the Repo Collection Account.

(e) Buyer and Seller agree that the grant of a security interest under this Section 6 shall not constitute or result in the creation or assumption by Buyer of any Retained Obligations relating to any Purchased Asset and Seller shall remain liable for such Retained Obligations in accordance with the applicable Purchased Asset Documents until such time as Buyer exercises its remedies pursuant to Section 14(b)(iii)(B) hereof. Upon Buyer’s exercise of remedies pursuant to Section 14(b)(iii)(B) of this Agreement during the continuance of an Event of Default, Buyer will simultaneously assume the Retained Obligations without further act or deed.

7. PAYMENT, TRANSFER AND CUSTODY

(a) On the Purchase Date for each Transaction, ownership of the Purchased Asset subject to such Transaction shall be transferred to Buyer or its designee (including Custodian) on a servicing-released basis against the simultaneous transfer of the Purchase Price to the account of Seller specified in Annex II to this Agreement (or such other account or recipient) specified in the Confirmation relating to such Transaction.

(b) On or before such Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Purchased Asset Schedule. In connection with each sale, transfer, conveyance and assignment of a Purchased Asset, on or prior to each Purchase Date with respect to such Purchased Asset, Seller shall deliver or cause to be delivered and released to Custodian the Purchased Asset File (as set forth in Section 7(c)) pertaining to each of the Purchased Assets identified in the Purchased Asset Schedule delivered therewith; provided, however, that if approved by Buyer in its sole discretion, Seller shall be permitted to cause a Bailee to execute and deliver to Buyer a Bailee Letter and Bailee Trust Receipt in connection with such Purchased Asset, and Seller shall deliver such Bailee Letter and Bailee Trust Receipt to Buyer on or before such Purchase Date and deliver (or cause to be delivered) such Purchased Asset File to Custodian by the third (3rd) Business Day after the related Purchase Date; provided, further, that Seller shall deliver a certificate of an Authorized Representative of Seller certifying that any copies of documents delivered, for which the original has been sent for recordation or filing, represent true and correct copies of the originals of such documents.

(c) The “Purchased Asset File” shall consist of the following:

(i)

The original executed Mortgage Note (and, if applicable, one or more allonges) bearing all intervening endorsements, endorsed “Pay to the order of [_____________________] without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; or in the event that the Purchased Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(ii)	An original or copy of any guarantee executed in connection with the Mortgage Note (if any).

(iii)

The original or certified (either by the county recorder or as set forth in the proviso to Section 7(b) and the last paragraph of this Section 7) copy of the Mortgage with evidence of recording thereon, or a copy thereof together with a certification of Seller that the original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(iv)

The originals or certified (either by the county recorder or as set forth in the proviso to Section 7(b) and the last paragraph of this Section 7) copies of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or copies thereof together with a certification of Seller that the originals have been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(v)

The original Assignment of Mortgage in blank for each Purchased Asset, in form and substance acceptable for recording in the relevant jurisdiction, and in form and substance otherwise acceptable to Buyer and signed in the name of the Last Endorsee (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; or in the event that the Purchased Asset was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(vi)

The executed originals or certified copies (either by the county recorder or as set forth in the proviso to Section 7(b) and the last paragraph of this Section 7) of all intervening assignments of mortgage evidencing a complete chain of title from the applicable originator to Seller (if any).

(vii)

An original or copy of the attorney’s opinion of title and abstract of title or the original mortgagee title insurance policy (including any applicable endorsements), or if the original mortgagee title insurance policy has not been issued, a copy of the irrevocable marked commitment to issue the same (including any applicable endorsements).

(viii)	An original or copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Asset (if any).

(ix)

An original or copy of any assignment of leases and rents, if any, with evidence of recording thereon, or a copy thereof together with a certification of Seller that the original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located, together with all intervening assignments of assignment of leases and rents evidencing a complete chain of title from the applicable originator to Seller.

(x)

The original assignment of assignment of leases and rents in blank for each Purchased Asset, in form and substance acceptable for recording in the relevant jurisdiction, and in form and substance otherwise acceptable to Buyer and signed in the name of the Last Endorsee (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; or in the event that the Purchased Asset was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(xi)

A copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof certified by Seller that such financing statements have been delivered for filing, and UCC assignments in blank, which shall be in form and substance acceptable for filing in the applicable jurisdictions.

(xii)	An original or copy of the environmental indemnity agreement or similar guaranty or indemnity (if any).

(xiii)	An original omnibus assignment in blank of all other agreements and instruments relating to the Purchased Asset.

(xiv)	A copy of a Survey (if any).

(xv)	A copy of the Mortgagor’s, and, if applicable, any guarantor’s opinion of counsel (if any).

(xvi)	A copy of any assignment of permits, contracts and other material agreements (if any).

(xvii)	A copy of any collateral assignment of interest rate cap agreement or an interest rate swap or similar arrangement (if any).

(xviii)

The original of all letters of credit issued and outstanding as security for such Purchased Asset (if any), with any modifications, amendments or endorsements necessary to permit Buyer to draw upon them when and if it is contractually permitted to do so pursuant to this Agreement (if any).

(xix)	Recorded originals or recorded copies of all subordination, non-disturbance and attornment agreements and similar agreements (if any).

(xx)

An original or copy of the loan agreement, intercreditor agreement, lockbox agreement, cash management agreement, deposit account agreement, deposit account control agreement, and construction contract (in each case, if any).

(xxi)	Copies or originals of all other material agreements, instruments and certificates relating to the Purchased Asset (if any).

In addition, Seller shall deliver an instruction letter from Seller to the Servicer with respect to each Purchased Asset, instructing the Servicer to remit all Income to the Account Bank for deposit in the Repo Collection Account as set forth in Section 5 hereof or as otherwise directed in a written notice signed by Seller and Buyer. Notwithstanding the foregoing, if the Mortgagor under each Purchased Asset or the Servicer with respect to each Purchased Asset, as applicable, remits any sums required to be remitted to the holder of each Purchased Asset under the loan documents to Seller or any of its Affiliates, Seller or its Affiliate shall hold such sums in trust for the benefit of Buyer and remit such sums, within two (2) Business Days of receipt, to the Servicer for transfer to the Account Bank for deposit in the Repo Collection Account as set forth in Section 5 hereof or as otherwise directed in writing by Buyer.

From time to time, Seller shall forward to Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, Custodian shall hold such other documents as Custodian shall request pursuant to the Custodial Agreement. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Custodian a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to Custodian promptly when they are received. With respect to all Purchased Assets delivered by Seller to Custodian on behalf of Buyer, Seller shall execute an omnibus power of attorney substantially in the form of Exhibit F attached hereto irrevocably appointing Buyer its attorney-in-fact with full power following the occurrence and during the continuance of an Event of Default to (i) record the Assignment of Mortgage and assignment of assignment of leases and rents and (ii) take such other steps as may be reasonably necessary or desirable to enforce Buyer’s rights against such Purchased Assets and the related Purchased Asset Files and the Servicing Records. Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with Custodian. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. Any Purchased Asset Files not delivered to Buyer or its designee (including Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File. The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee (including Custodian) shall release its custody of the Purchased Asset Files only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets, is in connection with a repurchase of any Purchased Asset by Seller or as otherwise required by law.

8. SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

Title to all Purchased Assets shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Assets, subject, however, to the terms of this Agreement and the Purchased Asset Documents. Buyer shall not engage in repurchase transactions with the Purchased Assets or otherwise sell, pledge, repledge, transfer, hypothecate, or rehypothecate the Purchased Assets.

9. RECOURSE

The obligations of Seller from time to time to pay the Repurchase Price, the Price Differential, and all other amounts due and obligations owing under this Agreement are full recourse obligations of Seller.

10. REPRESENTATIONS AND WARRANTIES OF SELLER

(a) Seller represents and warrants to Buyer that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex, exhibit or schedule hereto or otherwise, in advance of any Transactions by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any Governmental Authority required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance or rule applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for each Transaction, Seller shall be deemed to repeat all the foregoing representations and warranties made by it.

(b) In addition to the representations and warranties in subsection (a) above, Seller represents and warrants to Buyer that as of the Closing Date, as of each Purchase Date for the purchase of any Purchased Assets by Buyer from Seller and as of each date any Transaction is outstanding hereunder:

(i)

Organization. Seller is duly formed, validly existing and in good standing under the laws and regulations of the state of Seller’s formation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where the failure to be so licensed and in good standing would not reasonably be expected to result in a Material Adverse Change. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Program Documents.

(ii)

Due Execution; Enforceability. The Program Documents have been duly executed and delivered by Seller, for good and valuable consideration. The Program Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)

Non-Contravention; Consents. None of the execution and delivery of the Program Documents, the consummation by Seller of the transactions contemplated by the Program Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Program Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (A) the organizational documents of Seller, (B) any material contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Program Documents, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (D) any applicable Requirement of Law, in the case of Section 10(b)(iii)(B)-(D) above, to the extent that such conflict or breach would reasonably be expected to result in a Material Adverse Change. Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Assets and for the performance of its obligations under the Program Documents.

(iv)

Litigation; Requirements of Law. Except as otherwise disclosed by Seller to Buyer in writing from time to time, there is no action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of Seller, threatened against Seller, Guarantor, Pledgor or any of their respective assets which if adversely determined would reasonably be expected to result in any Material Adverse Change. Seller is in compliance in all material respects with all Requirements of Law. None of Seller, Pledgor or Guarantor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)

No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Program Documents.

(vi)

Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Asset by Buyer from Seller, Seller owned such Purchased Asset free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Asset to Buyer and, upon transfer of such Purchased Asset to Buyer, Buyer shall be the owner of such Purchased Asset free of any adverse claim, subject to the rights of Seller pursuant to the terms of this Agreement. If contrary to the intention of the parties hereto, any Transaction is characterized as a secured financing of the related Purchased Assets, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Collateral related to such Purchased Assets to the extent such security interest can be perfected by filing or by delivery to and possession by Custodian, and Buyer shall have a valid, perfected first priority security interest in such Purchased Assets.

(vii)	No Default. No Event of Default or, to Seller’s Knowledge, Default (unless disclosed to Buyer in writing) has occurred and is continuing under or with respect to the Program Documents.

(viii)

Representations and Warranties Regarding the Purchased Assets; Delivery of Purchased Asset File. Seller represents and warrants to Buyer that each Purchased Asset sold hereunder conforms to the applicable representations and warranties set forth in Exhibit G, except as disclosed to Buyer in an Approved Exception Report. It is understood and agreed that the representations and warranties set forth in Exhibit G as modified by such Approved Exception Report, if any, shall survive delivery of the respective Purchased Asset File to Buyer or its designee (including Custodian) to the extent permitted by applicable law. With respect to each Purchased Asset, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Asset have been delivered to Buyer or Custodian or Bailee on its behalf. Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to Custodian and except as disclosed to and approved by Buyer in writing.

(ix)

Adequate Capitalization; No Fraudulent Transfer. Seller and Guarantor each have, as of the Purchase Date, adequate capital for the normal obligations reasonably foreseeable in a business of their size and character and in light of their contemplated business operations. Seller and Guarantor are each generally able to pay, and as of the date hereof is paying, their debts as they come due. Neither Seller nor Guarantor are insolvent nor will either be made insolvent by virtue of their execution of or performance under any of the Program Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction relevant to any such determination in respect of Seller or Guarantor. Neither Seller nor Guarantor have entered into any Program Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(x)

Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Program Documents (other than consents, approvals, filings and other actions that have been obtained or made, as applicable).

(xi)	Ownership. The direct, and to the extent depicted, the indirect, ownership interests in Seller and Pledgor and are as set forth on the organizational chart attached hereto as Exhibit H.

(xii)	Organizational Documents. Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto, if any.

(xiii)

No Encumbrances. Subject to the terms of this Agreement, there are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, and (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets.

(xiv)

Investment Company. (A) Neither Pledgor nor Guarantor is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), and (B) Seller is not required to be registered as an “investment company” because it satisfies the exception from the definition of “investment company” contained in Section 3(c)(5)(C) of the Investment Company Act, although there may be additional exceptions, exclusions or exemptions available to the Seller.

(xv)

Taxes. Seller has filed or caused to be filed all federal and other material tax returns which to the Knowledge of Seller would be delinquent if they had not been filed on or before the date hereof and has paid all material Taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority within the time period allowed without incurring interest or penalties except for any such Taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no Tax liens have been filed against any of Seller’s assets and, to Seller’s Knowledge, no claims are being asserted with respect to any such Taxes, fees or other charges except for any such Taxes that are being contested in good faith and with respect to which adequate reserves have been provided in accordance with GAAP. Seller is not classified as an association (or as a publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. If Seller is classified as a U.S. partnership, for U.S. federal income tax purposes, all of its partners are United States Persons as defined in Section 7701(a)(30) of the Code.

(xvi)	ERISA. Seller does not have any Plans or any ERISA Affiliates and makes no contributions to any Plans or any Multiemployer Plans.

(xvii)

Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller or, to Seller’s Knowledge, Pledgor or Guarantor, in each case, unsatisfied of record or docketed in any court located in the United States of America and no Insolvency Event has ever occurred with respect to Seller, Pledgor or Guarantor.

(xviii)	Full and Accurate Disclosure. No information contained in the Program Documents executed and delivered by Seller, Pledgor or Guarantor, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Program Documents, contains any untrue statement of a material fact or, to Seller’s Knowledge, omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(xix)

Financial Information. All financial data concerning Seller and Guarantor that has been delivered by or on behalf of Seller and Guarantor to Buyer is true, complete and correct in all material respects and has been prepared in accordance with GAAP to the extent applicable. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller and Guarantor, or in the results of operations of Seller and Guarantor, which change is reasonably likely to result in a Material Adverse Change.

(xx)

Payment Instructions. On or before the Purchase Date for each Purchased Asset, Seller has instructed the related servicer, Mortgagor, borrower or other obligor, as applicable, in writing to pay all amounts due to Seller under such Purchased Asset to Servicer.

(xxi)

Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s address for notices is specified in Annex I hereto. Seller’s jurisdiction of formation is Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is Seller’s address for notices specified in Annex I hereto; provided, however, Seller may change the location of its books and records in accordance with Section 12(l).

(xxii)

Prohibited Person. (A) None of the funds or other assets of Seller, Pledgor or Guarantor constitute property of, or are, to such Seller’s Knowledge, beneficially owned, directly or indirectly, by a Prohibited Person with the result that the investment in Seller, Pledgor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement by Buyer is in violation of law; (B) to Seller’s Knowledge, no Prohibited Person has any interest of any nature whatsoever in Seller, Pledgor or Guarantor, as applicable, with the result that the investment in Seller, Pledgor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; (C) to Seller’s Knowledge, none of the funds of Seller, Pledgor or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Seller, Pledgor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; (D) to Seller’s Knowledge, none of Seller, Pledgor or Guarantor has conducted or will conduct any business or has engaged or will engage in any transaction dealing with any Prohibited Person; and (E) none of Seller, Pledgor or Guarantor is a Prohibited Person.

(xxiii)

AML. None of Seller, Pledgor or Guarantor nor any of Seller’s, Guarantor’s, or Pledgor’s directors or officers, or, to the Knowledge of the Seller, any agent or employee of Seller, Pledgor or Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction and each of Seller, Guarantor and Pledgor has instituted and maintains policies and procedures designated to prevent violation of such laws, regulations and rules in accordance with any applicable Requirement of Law.

11. NEGATIVE COVENANTS OF SELLER

On and as of the Closing Date and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not, without the prior written consent of Buyer (in the case of clause (f) or (g) below, not to be unreasonably delayed or withheld):

(a) take any action which it reasonably believes would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Asset to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to any Purchased Asset with any Person other than Buyer;

(c) change its name or its jurisdiction of organization from the jurisdiction referred to in Section 10(b)(xxi) unless it shall have provided Buyer thirty (30) days’ prior written notice of such change;

(d) create, incur or permit to exist any Lien in or on any Purchased Asset, except for any Permitted Liens;

(e) create, incur or permit to exist any Lien in or on any of the other Collateral subject to the security interest granted by Seller pursuant to Section 6 of this Agreement, except for any Permitted Liens;

(f) modify in any material respect or terminate any of the organizational documents of Seller;

(g) consent or assent to any Material Modification to any Purchased Asset other than in accordance with this Agreement;

(h) admit any additional members in Seller, or permit the sole member of Seller to assign or transfer all or any portion of its membership interests in Seller;

(i) take any action, file any Tax return, or make any election to treat Seller, for purposes of federal, state and local income taxes, as an association (or as a publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. If Seller is classified as a U.S. partnership, for U.S. federal income tax purposes, all of its partners shall be United States Persons as defined in Section 7701(a)(30) of the Code;

(j) after the occurrence and during the continuation of any Default or any Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;

(k) instruct any Mortgagor or servicer, as applicable, to make any payment due on such Purchased Asset to any account other than the Repo Collection Account; or

(l) have any Plans or any ERISA Affiliate and shall not make any contributions to any Plans or Multiemployer Plans.

12. AFFIRMATIVE COVENANTS OF SELLER

(a) Seller shall promptly (and in any event within three (3) Business Days of obtaining Knowledge thereof) notify Buyer of any Material Adverse Change that has occurred; provided, however, that such notice shall not relieve Seller of its other obligations under this Agreement.

(b) Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10.

(c) Seller (i) shall defend the right, title and interest of Buyer in and to the Collateral against, and take such other action as is necessary to remove, all Liens, security interests, claims and demands of all Persons (other than any Permitted Liens) against the Purchased Assets or Collateral and (ii) shall, at Buyer’s request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Assets in the event such Transactions are recharacterized as secured financings.

(d) Seller shall notify Buyer of the occurrence of any Default or Event of Default in each case of which Seller has Knowledge (and the steps, if any, being taken to remedy it) within two (2) Business Days after obtaining Knowledge of such event. Promptly upon a request by Buyer, if it believes (acting in good faith) that a Default or Event of Default may have occurred and is continuing, Seller shall supply to Buyer a certificate signed by a director or a manager on its behalf certifying that to the best of Seller’s Knowledge no Default or Event of Default is continuing (or if a Default or Event of Default is continuing, specifying the Default or Event of Default, as applicable, and the steps, if any, being taken to remedy it). In determining whether a Default or Event of Default is continuing, Buyer may, without any further investigation or inquiry, rely on a certificate issued by Seller as determinative, in the absence of express knowledge to the contrary, of the absence of any Default or Event of Default, as applicable.

(e) Seller shall promptly (and in any event not later than three (3) Business Days following Seller’s receipt or Knowledge) deliver or cause Servicer to deliver to Buyer (i) any notice of the occurrence of an event of default under any Purchased Asset Document (it being understood that Seller shall consult with Buyer with respect to any remedies Seller intends to pursue in connection with any such event of default prior to or concurrently with pursuing such remedies) (ii) notice of the occurrence of any event that results in a Purchased Asset becoming a Defaulted Asset, (iii) notice of the occurrence of any event that results in a Purchased Asset no longer being an Eligible Asset, (iv) notice of the occurrence of any Credit Event of which Seller has Knowledge and (v) any other information with respect to any Purchased Asset as may be reasonably requested by Buyer from time to time and within Seller’s possession or control.

(f) Seller will permit Buyer or its designated representative to inspect Seller’s records with respect to the Collateral and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency (not to exceed twice per calendar year absent the continuance of an Event of Default), and to make copies of extracts of any and all thereof, subject to the terms of Section 16, any confidentiality agreement between Buyer and Seller and Requirements of Law, and if no such confidentiality agreement then exists between Buyer and Seller, Buyer and Seller shall act in accordance with customary market standards regarding confidentiality and Requirements of Law. Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.

(g) At any time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver to Buyer such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.

(h) Seller shall provide Buyer with the following financial and reporting information:

(i)

Within forty-five (45) days after the last day of each calendar quarter in any fiscal year, Guarantor’s consolidated and unaudited statements of operations for such quarter and statements of assets, liabilities and net assets as of the end of such quarter, in each case presented fairly in accordance with GAAP and accompanied by an officer’s certificate in the form of Exhibit E hereto;

(ii)

Within one hundred and twenty (120) days after the last day of its fiscal year, Guarantor’s consolidated and audited statements of operations, statements of cash flows and statements of changes in net assets for such year and statements of assets, liabilities and net assets as of the end of such year, in each case, audited by an independent certified public accountant of recognized national standing, prepared in accordance with GAAP, and accompanied by an officer’s certificate in the form of Exhibit E hereto;

(iii)

Within forty-five (45) days after the last day of each calendar quarter in any fiscal year, any and all property level financial information that is in the possession of Seller or any Affiliate of Seller (including without limitation operating statements, occupancy reports, quarterly reports, sponsor’s business plans, requested waivers, capex plans and annual valuations of each Mortgaged Property), together with a cover sheet by Seller or Servicer summarizing the property performance (including without limitation a servicing reports covering collections, delinquencies, losses, recoveries cash flows and such other information reasonably requested by the Buyer) made available to Seller with respect to each Purchased Asset (or, with respect to a portfolio of Purchased Assets, a consolidated summary of performance of the entire portfolio), which cover sheet shall set forth, to the extent applicable and provided to Seller by the related Mortgagor, the net operating income, debt yield calculation, debt service coverage ratio, occupancy, revenue per available room (for Hotel Purchased Assets) and sales/square footage (for retail properties) with respect to each Purchased Asset, and a loan status report containing a summary of all material changes to the property (including without limitation lease renewals/lapses, property improvements, appraisal updates and reserve balances);

(iv)

Within fifteen (15) days prior to each anniversary of the applicable Purchase Date, deliver a new Appraisal; provided, that at any time, including during the continuance of a Credit Event, Default or Event of Default, Appraisals beyond one (1) per any twelve month period may be ordered at Buyer’s expense;

(v)

On the date that is two (2) Business Days after the Determination Date in each month, each Monthly Remittance Report (as defined in the applicable Servicing Agreement, or any similar or substitute term);

(vi)	On the Remittance Date in each month, a monthly portfolio report in the customary form prepared by Seller;

(vii)

No later than three (3) Business Days prior to each Remittance Date, written instructions proposed by Seller in writing (which may be in the form of e-email) for Buyer’s approval regarding the distributions to be made by Account Bank in accordance with Sections 5(c) and 5(d) of this Agreement; and

(viii)	Any other report reasonably requested by Buyer.

(i) Seller shall at all times comply in all material respects with all Requirements of Law, and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(j) Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(k) Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all out-of-pocket costs, fees and expenses required to be paid by it, under the Program Documents. Seller shall pay and discharge all Taxes, levies, liens and other charges, if any, on its assets and on the Collateral that, in each case, in any manner would create any Lien upon the Collateral, except for Permitted Liens and any such Taxes as are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or for which payment can be lawfully withheld.

(l) Seller shall advise Buyer in writing of any change in Seller’s name or organizational structure or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.

(m) Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with information reasonably obtainable by Seller with respect to the Collateral and the conduct and operation of its business.

(n) Seller shall provide Buyer with reasonable access to any operating statements, any occupancy status and any other property level information, with respect to the Mortgaged Properties, plus any such additional reports in Seller’s possession or control as Buyer may reasonably request with respect to the Mortgaged Properties.

(o) Seller covenants and agrees that none of Seller, Pledgor or Guarantor will (and none of their respective subsidiaries, directors, officers, agents or employees will): (i) conduct any business, or engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order 13224 issued on September 24, 2001 or (iii) engage in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction.

(p) Unless otherwise agreed to in writing, Seller shall deliver to Buyer an opinion of counsel in form and substance reasonably satisfactory to Buyer with respect to any Purchased Asset transferred to Seller from an Affiliate of Seller (other than Originator) or purchased for consideration other than cash that such transfer or purchase by Seller would constitute a true sale of such Purchased Asset to Seller.

(q) Seller shall promptly notify Buyer upon obtaining Knowledge of the commencement of any action, suit, proceeding, investigation, or arbitration against Seller, Pledgor or Guarantor before any court, arbitral body or agency which if adversely determined (taking into account the likelihood of those proceedings) would result in any Material Adverse Change.

(r) Seller shall make all payments due and owing under this Agreement and the other Program Documents.

13. SPECIAL PURPOSE ENTITY

Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the date hereof and so long as any of the Program Documents shall remain in effect:

(a) It was formed solely for the purpose of (i) originating, acquiring, holding, administering, financing, servicing, managing, enforcing and disposing, directly and subject to this Agreement, the Purchased Assets, assets being offered as Eligible Assets pursuant to this Agreement and any incidental property relating to the foregoing, (ii) engaging in the Transactions and (iii) performing its obligations under the Program Documents.

(b) It is and intends to remain solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due.

(c) It has done or caused to be done and will, to the extent under its control, do all things necessary to observe all limited liability company formalities and to preserve its existence.

(d) It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own Tax returns, if any, which are required by law (except to the extent consolidation is required or permitted under GAAP (in the case of financial statements) or has been elected or is mandatory under the Code or the Tax law of any State (in the case of Tax returns) or is required as a matter of law), provided, however, that Seller’s assets may be included in a consolidated financial statements and Tax returns of Guarantor; provided, further, that, (i) an appropriate notation shall be made on such consolidated financial statement to indicate the separateness of Seller from Guarantor and to indicate that Seller’s assets and liabilities are not available to satisfy the debts and other obligations of Guarantor or any other Person, and (ii) such assets shall also be listed on Seller’s own separate balance sheet.

(e) (i) It has been, is and will be and at all times will hold itself out to the public as a legal entity separate and distinct from any other Person (including any Affiliate), (ii) shall correct any known misunderstanding regarding its status as a separate entity, (iii) shall conduct business (A) in a reasonable and prudent manner and in accordance with its organizational documents and in a manner which is in compliance with the Program Documents, and (B) in its own name, (iv) shall not identify itself as a division or part of any of its Affiliates, (v) shall maintain and utilize separate stationery, invoices and checks, and (vi) shall pay to any Affiliate that incurs costs for office space and administrative services that it uses, the amount of such costs allocable to its use of such office space and administrative services.

(f) It has not owned and will not own any property or any other assets other than the Collateral and cash and interests in hedges and Eligible Assets that are to be offered as Purchased Assets or which have been repurchased.

(g) It has not engaged and will not engage in any business other than the origination, acquisition, ownership, hedging, administering, financing, servicing, management, enforcement and disposition of the Collateral and any asset being offered as an Eligible Asset, all in accordance with the applicable provisions of the Program Documents and Seller’s organizational documents.

(h) It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than an Affiliate.

(i) It has not incurred and will not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) obligations under the Program Documents; (ii) obligations under the Purchased Assets; and (iii) unsecured trade payables and other liabilities, contingent or otherwise, which are normal and incidental to the origination, acquisition, ownership, hedging, administering, financing, servicing, management, enforcement and disposition of the Purchased Assets (including, without limitation, unsecured trade payables in the ordinary course of its business which are either (x) no more than ninety (90) days past due or (y) to the extent that any trade payables are more than ninety (90) days past due, such trade payables do not exceed $250,000 and are being contested in good faith and for which adequate reserves are maintained).

(j) It has not made and will not make any loans or advances (other than Eligible Assets) to any other Person, and shall not acquire obligations or securities of any member or any Affiliate of any member or any other Person (other than in connection with the acquisition of the Eligible Assets or as expressly permitted by the Program Documents).

(k) It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contributions to Seller.

(l) It shall not seek its dissolution, liquidation or winding up, in whole or in part, or suffer any Change of Control, consolidation or merger with respect to itself.

(m) It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.

(n) It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(o) It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(p) It shall not take any of the following actions without the affirmative vote of the Independent Director: (i) permit its members to dissolve or liquidate Seller, in whole or in part; (ii) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity; or (iii) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code, or effect any similar procedure under any similar law, or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of Seller or of any substantial part of its property, or order the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.

(q) It has not maintained and shall not maintain any employees but shall be permitted to utilize employees of its Affiliates pursuant to arm’s length terms.

(r) It shall at all times maintain at least one (1) Independent Director whose identity has been made known to Buyer and shall give prior written notice to Buyer of any resignation, withdrawal, discharge or replacement of such Independent Director. For so long as any of Seller’s Repurchase Obligations under this Agreement and the other Program Documents are outstanding, Seller shall not take any of the actions contemplated by Section 13(p) above without the affirmative vote of such Independent Director. Seller shall not terminate, replace or otherwise remove any Independent Director without the written consent of Buyer.

(s) It shall at all times discharge all obligations and liabilities due and owing by it from its own funds.

14. EVENTS OF DEFAULT; REMEDIES

(a) The occurrence of any of the following events shall be an Event of Default hereunder (each, an “Event of Default”):

(i)

failure of Buyer to receive on any Remittance Date the accrued and unpaid Price Differential; provided, however, to the extent that any such failure occurs despite sufficient funds being on deposit in the Repo Collection Account, Seller shall have one (1) Business Day to cure such failure, except that such failure shall not be an Event of Default if sufficient Income, which would be otherwise be remitted to Buyer pursuant to Section 5 hereof, is on deposit in the Repo Collection Account but the Account Bank fails to remit such funds to Buyer, so long as Seller causes such funds to be remitted to Buyer within one (1) Business Day of such failure;

(ii)	Seller fails to repurchase any Purchased Asset upon the related Repurchase Date;

(iii)	Seller fails to comply with Section 4 hereof;

(iv)	an Insolvency Event occurs with respect to Seller, Pledgor or Guarantor;

(v)	Seller or Guarantor admits in writing that it is not solvent or is generally not able or not willing to perform any of its obligations pursuant to any of the Program Documents;

(vi)

either (A) the Program Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim (other than the rights of Seller pursuant to this Agreement) of any of the Purchased Assets, or (B) if a Transaction is recharacterized as a secured financing, the Program Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in any of the Purchased Assets, and in any such case, such condition is not cured within three (3) Business Days following notice thereof to Seller;

(vii)

failure of Seller to make any other payment owing to Buyer which has become due, whether by acceleration or otherwise under the terms of this Agreement which failure is not remedied within five (5) Business Days after written notice from Buyer (in the case of any other such failure);

(viii)

any governmental, regulatory, or self regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller, which suspension results in a Material Adverse Change;

(ix)	a Change of Control shall have occurred;

(x)

any representation (other than a representation set forth in Exhibit G) made by Seller, Pledgor or Guarantor in any Program Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated which incorrect or untrue representation (other than the representation in Section 10(b)(xxii) which is not capable of being cured) is not cured within ten (10) Business Days of the earlier of (i) the receipt of notice thereof by Seller from Buyer and (ii) Knowledge thereof of Seller;

(xi)

Guarantor (A) shall fail to comply with any of the financial covenants set forth in the Guaranty or (B) shall have defaulted or failed to perform any other obligation under the Guaranty which default or failure to perform is not cured within five (5) Business Days of the earlier of (i) the receipt of notice thereof by Guarantor from Buyer and (ii) Knowledge thereof of Guarantor;

(xii)	a final non-appealable judgment (other than a judgment to the extent covered by insurance or for which adequate reserves are held) by any competent court in the United States of America for the payment of money in an amount greater than (x) $500,000 in the case of the Seller and (y) $10,000,000 in the case of the Guarantor shall have been rendered against such Party and remained undischarged or unpaid for a period of sixty (60) days after the date on which payment is due and payable, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Buyer;

(xiii)

Seller, Pledgor or Guarantor shall have defaulted or failed to perform (after the expiration of any applicable grace period) under any note, indenture, loan agreement, guaranty, repurchase agreement, swap agreement or any other contract, agreement or transaction to which it is a party, which (A) involves the failure to pay a matured monetary obligation or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, repurchase agreement, swap agreement or other contract agreement or transaction; provided, that, in the case of Guarantor, (A) such default involves the failure to pay a matured monetary obligation in excess of $10,000,000 or (B) permits the acceleration of the maturity of such matured obligations in excess of $10,000,000; provided, further, that, in the case of Seller or Pledgor, such default (A) involves the failure to pay a monetary obligation in excess of $500,000 or (B) permits the acceleration of the maturity of such obligations in excess of $500,000; or

(xiv)

Seller or Pledgor shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement, any other Program Document, or as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within ten (10) Business Days after notice thereof to Seller by Buyer; provided, however that, if such default is susceptible of cure but cannot reasonably be cured within such ten (10) Business Day period and if Seller or Pledgor has diligently and expeditiously proceeded to cure the same, such ten (10) Business Day period shall be extended for such time as is reasonably necessary for Seller or Pledgor, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed thirty (30) days from the earlier of Seller’s or Pledgor’s receipt of Buyer’s notice of such default or Seller’s or Pledgor’s Knowledge of such default; or

(xv)

Seller consents or assents to or otherwise allows any Material Modification without the prior written consent of Buyer and Seller has not repurchased the related Purchased Asset within five (5) Business Days of such Material Modification.

(b) If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i)

At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event with respect to Seller, Pledgor or Guarantor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)	If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i) of this Agreement:

(A) Seller’s obligations hereunder to repurchase all Purchased Assets and pay the related Repurchase Prices shall become immediately due and payable on and as of the Accelerated Repurchase Date;

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction times (y) the Purchase Price for such Transaction;

(C) Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by Custodian relating to the Purchased Assets; and

(D) Buyer may terminate this Agreement.

(iii)

Buyer may in accordance with Requirements of Law (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may reasonably deem satisfactory any or all Purchased Assets or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Program Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Section 14(b)(iii) shall be applied in accordance with Section 5(d), with any amounts remaining after the payment of all the Repurchase Obligations in full and the termination of this Agreement to be paid to Seller.

(iv)

The parties acknowledge and agree that (A) the Purchased Assets subject to the Transactions hereunder are not instruments traded in a recognized market, and, in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Assets, Buyer may establish the source therefor in its sole discretion and (B) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid at such time. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (X) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or (Y) constitute a waiver of any right or remedy of Buyer under the Program Documents.

(v)

Seller shall be liable to Buyer for (A) the amount of all reasonable out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (B) all out-of-pocket costs actually incurred in connection with covering transactions of the type described in Section 3(h), and (C) any other actual out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

(vi)

Buyer shall have, in addition to its rights and remedies under the Program Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are characterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any of the Program Documents. Without limiting the generality of the foregoing, Buyer shall be entitled to set-off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(vii)

Subject to the notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Program Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(viii)

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)

Buyer may, without prior notice to Seller, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or any Affiliate of Buyer to Seller. Buyer will give notice to the other party of any set-off effected under this Section 14(b)(ix). If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 14(b)(ix) shall be effective to create a charge or other security interest. This Section 14(b)(ix) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(x)

Seller shall, within two (2) Business Days following Buyer’s written request, execute and deliver to Buyer such documents, instruments, certificates, assignments and other writings, and do such other acts as Buyer may reasonably request for the purposes of assuring, perfecting and evidencing Buyer’s ownership of the Purchased Assets, including, without limitation: (A) forwarding to buyer or Buyer’s designee (including, if applicable, Custodian), any payments Seller or any of its Affiliates receives on account of the Purchased Assets, in each case promptly upon receipt thereof; (B) to the extent not already contained in the Purchased Asset File, delivering to Buyer or such designee any certificates, instruments, documents, notices or files evidencing or relating to the Purchased Assets which are in Seller’s possession or under its control; (C) to the extent not already contained in the Purchased Asset File, delivering to Buyer underwriting summaries, credit memos, asset summaries, status reports or similar documents relating to the Purchased Assets and in Seller’s possession or under its control.

(xi)

Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest and shall terminate upon payment and satisfaction in full of the Repurchase Obligations and the termination of this Agreement.

(xii)	Buyer may, without the consent of Seller, terminate, replace or otherwise remove the Servicer.

15. SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

16. CONFIDENTIALITY

All information regarding the terms set forth in any of the Program Documents and/or the Transactions, provided pursuant to any Underwriting / Due Diligence Package and/or Supplemental Due Diligence List or otherwise provided in connection with, or related to, any proposed Eligible Asset, Purchased Asset and/or Transaction or proposed Transaction shall be used by Buyer solely for purposes of evaluating Transactions hereunder, shall be kept confidential and shall not be disclosed by either party to any Person except (a) to the Affiliates of such Party or its or their respective directors, officers, employees, agents, advisors, attorneys, accountants, insurance providers and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent ordinarily disclosed by Seller and/or Guarantor by virtue of Guarantor being a publicly traded company, or to the extent requested by any regulatory authority or required by Requirements of Law, (c) to the extent required to be included in the financial statements or reporting of either party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Program Documents, Purchased Assets, the Purchased Asset Documents or Mortgaged Properties, (e) to the extent required to consummate and administer a Transaction, (f) to any actual or prospective participant or assignee which agrees to comply with this Section 16, (g) to the extent required in connection with any litigation between the parties in connection with any Program Document or (h) by Seller or Guarantor to potential or existing investors in or financing parties to Guarantor or its Affiliates and Subsidiaries who are informed of the confidential nature of such information and instructed to keep it confidential; provided, that no such disclosure made with respect to any Program Documents shall include a copy of such Program Document to the extent that a summary would suffice, but if it is necessary for a copy of any Program Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure to the extent such disclosure can be satisfied by a redacted copy of such Program Document. Notwithstanding anything contained herein to the contrary, any press communication or other media announcement relating to the Program Documents and/or the Transactions must be mutually consented to in advance by Buyer and Seller in writing.

17. NOTICES AND OTHER COMMUNICATIONS

Unless otherwise expressly provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, or (e) by email with confirmation of delivery, in each case, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 17. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (y) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 17 or (z) in the case of email, upon receipt by the recipient thereof. A party receiving a notice which does not comply with the technical requirements for notice under this Section 17 may elect to waive any deficiencies and treat the notice as having been properly given.

18. ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

19. SUCCESSORS AND ASSIGNS/VOTING AND CONTROL RIGHTS

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that none of Seller, Pledgor or Guarantor may assign or otherwise transfer any of its rights or obligations under this Agreement or the other Program Documents and under any Transaction.

(b) (i) Buyer may at any time at no cost or expense to Seller grant to one or more Eligible Assignees (each, a “Participant”) participating interests in the Program Documents and/or any or all of the Transactions without the consent of, or prior notice to, Seller. In the event of any such grant by Buyer of a participation interest to a Participant, Buyer shall remain responsible for the performance of its obligations under the Program Documents and/or any Transaction and Seller shall be entitled to continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations thereunder. Any agreement pursuant to which Buyer may grant such a participation interest shall provide that Buyer shall retain the sole right and responsibility to control decision-making with respect to the Purchased Assets (including to determine whether to purchase any Eligible Asset in a Transaction and the Market Value of the Purchased Assets), to enforce the obligations of Seller hereunder and to approve any amendment, modification or waiver of any provision of this Agreement. Notwithstanding anything contained herein to the contrary, (x) the transfer restrictions contained in this Section 19(b) shall not apply during the continuance of an Event of Default and (y) in connection with any participation by Buyer, Buyer shall notify Seller in writing of such participation on or before the date of such participation and Seller shall not be obligated to deal directly with any party other than Buyer.

(ii) In the event that Buyer grants participations in the Program Documents or any or all of the Transactions hereunder, Buyer shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which it enters the names and addresses of all Participants in the Program Documents and/or Transactions held by it and the principal amount (and stated interest thereon) of the portion thereof which is the subject of the participation (the “Participant Register”). Any Program Document or any Transaction may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of the Program Documents or Transactions may be effected only by the registration of such participation on the Participant Register. Buyer shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Program Documents or the Transactions) to any Person except (x) to Seller and (y) to the extent that such disclosure is necessary to establish that the Program Documents or the Transactions are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and Buyer shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of the Program Documents notwithstanding any notice to the contrary.

(c) Buyer may at any time assign to one or more Eligible Assignees (each, an “Assignee”) at no cost or expense to Seller all or any portion of its rights and obligations under this Agreement, the Transactions and the other Program Documents, and such Assignee shall assume such rights and obligations, pursuant to an assignment and assumption agreement executed by such Assignee and Buyer. Upon execution and delivery of such instrument and payment by such Assignee to such Buyer of an amount equal to the purchase price agreed between such Buyer and such Assignee, except to the extent set forth below, such Assignee shall be a party to this Agreement and shall have all the rights, protections and obligations of Buyer, and Buyer shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Notwithstanding the foregoing or anything to the contrary contained herein, in the event of any assignment by Buyer to an Assignee other than the assignment by Buyer of all of Buyer’s rights and obligations under this Agreement, the Transactions and the other Program Documents, (i) Buyer shall remain responsible for the performance of its obligations under the Program Documents and/or any

Transaction, (ii) Seller shall be entitled to continue to deal solely and directly with initial Buyer in connection with all Buyer’s rights and obligations thereunder, (iii) any agreement pursuant to which Buyer may grant such an assignment shall provide that Buyer shall retain the sole right and responsibility to enforce the obligations of Seller hereunder and to approve any amendment, modification or waiver of any provision of this Agreement and (iv) initial Buyer shall continue to (A) control decision-making with respect to the Purchased Assets, (B) determine whether to purchase any Eligible Asset in a Transaction, (C) determine the Market Value of the Purchased Assets, (D) determine whether a Purchase Price Margin Deficit exists, (E) determine whether an Event of Default has occurred and is continuing, (F) grant extensions of any Repurchase Date, (G) approve any material modifications to any Purchased Asset and (H) determine the Margin Availability and Purchase Price Percentage of any Purchased Asset. Notwithstanding anything contained herein to the contrary, the notice and transfer restrictions contained in this Section 19(c) shall not apply during the continuance of an Event of Default.

(d) Notwithstanding the foregoing or anything to the contrary contained herein, Buyer may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank. No such assignment shall release Buyer from its obligations hereunder.

(e) No Assignee, Participant or other transferee of Buyer’s rights shall be entitled to receive any greater payment under any provision hereof (including, but not limited to, Section 3(j) and Section 30 hereof) than Buyer would have been entitled to receive with respect to the rights transferred, unless such entitlement to receive a greater payment results from a change in law that occurs after the time of the transfer.

(f) Buyer, on Seller’s behalf, shall maintain a copy of each assignment and a register for the recordation of the names and addresses of the Assignees and the amount of each Assignee’s interest in the Program Documents and/or Transactions held by it and the principal amount (and stated interest thereon) of the portion thereof which is the subject of the assignment (the “Register”). Any assignment of the Program Documents or Transactions may be effected only by the registration of such assignment on the Register. The entries in the Register shall be conclusive absent manifest error, and Buyer and Seller shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer and the owner of the amounts owing to it under the Program Documents and/or Transactions as reflected in the Register for all purposes of the Program Documents notwithstanding any notice to the contrary. If Buyer transfers or sells its entire interest in the Program Documents and does not hold legal title, the transferee shall be responsible for the continued maintenance of the Register and all further reporting under this Section 19(f). The Register shall be available for inspection by Buyer and Seller, at any reasonable time and from time to time upon reasonable prior notice.

(g) Notwithstanding the foregoing or anything to the contrary contained herein, Buyer may at any time sell or otherwise transfer its entire interest in this Agreement, the Transactions and the other Program Documents to an Eligible Assignee and withdraw from its role as Buyer upon thirty (30) days notice to Seller.

20. GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof except for Section 5-1401 of the General Obligations Law of the State of New York.

21. NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such modification, waiver or consent shall be in writing and duly executed by both of the parties hereto and accompanied by (i) a duly executed and delivered reaffirmation by Guarantor of the Guaranty and (ii) a duly executed and delivered reaffirmation by Pledgor of the Pledge Agreement.

22. USE OF EMPLOYEE PLAN ASSETS

If assets of an employee benefit plan subject to Title I of ERISA or Section 4975 of the Code are intended to be used by either party hereto (the “Plan Party”) in the Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or Section 4975 of the Code or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

23. INTENT

(a) The parties intend (i) for this Agreement and each Transaction hereunder to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, (ii) that payments made under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Sections 101 and 741(5) of the Bankruptcy Code, (iii) for the grant of a security interest set forth in Section 6 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, (iv) for the grant of a security interest/pledges of collateral in both the Pledge Agreement and the Originator Pledge Agreement to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code; (v) for the Guaranty to constitute “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(xi) of the Bankruptcy Code; and (vi) that Buyer (as a “financial institution,” “financial participant” or other entity listed in Sections 555, 561, 362(b)(6) or 362(b)(27) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “securities contract” and a

“master netting agreement” including (x) the rights, set forth in Section 14 and in Sections 555 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, (y) the right to offset or net out as set forth in Section 23 and in Sections 362(b)(6) or 362(b)(27) of the Bankruptcy Code and (z) the non-avoidability of transfers made in connection with this Agreement as set forth in Sections 546(e) and 546(j) of the Bankruptcy Code. Each Party further agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of any Transaction under this Agreement or this Agreement as a “securities contract” and/or “master netting agreement” within the meaning of the Bankruptcy Code.

(b) It is understood that (i) Buyer’s right to liquidate the Purchased Assets and other Repurchase Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 14 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; (ii) Buyer’s right to set-off claims and appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by Buyer to or for the credit of the account of any Affiliate against and on account of the obligations and liabilities of Seller pursuant to Section 33 hereof is a contractual right as described in Bankruptcy Code Section 561; and (iii) any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” or “settlement payment” as such terms are defined in Bankruptcy Code Sections 101(38), (51A), 741(5) and 741(8).

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) In light of the intent set forth above in this Section 23, Seller agrees that, from time to time upon the written request of Buyer, Seller will execute and deliver any supplements, modifications, addendums or other documents as may be necessary or desirable, in Buyer’s reasonable discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code for “securities contracts” and “master netting agreements”; provided, however, that Buyer’s failure to request, or Buyer’s or Seller’s failure to execute, such supplements, modifications, addendums or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder constitute “securities contracts” and/or a “master netting agreement” as such terms are defined in the Bankruptcy Code.

(f) The parties agree and acknowledge that (i) the security interests granted to Buyer in the Pledge Agreement and the Originator Pledge Agreement are each granted to Buyer to induce Buyer to enter into this Agreement and (ii) such security interests and the Guaranty relate to the Transactions as part of an integrated, simultaneously-closing suite of secured financial contracts.

(g) Each party agrees that this Agreement and each Transaction hereunder is intended to create a mutuality of obligations among the parties, and as such, the Agreement and each Transaction constitutes a contract that (i) is between all of the parties and (ii) places each party in the same right and capacity.

24. DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

25. CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a) Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) The parties hereby irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 25 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

(d) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER PROGRAM DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

26. NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under the Program Documents and each Transaction thereunder:

(a) It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Program Documents, other than the representations expressly set forth in the Program Documents;

(b) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Program Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) It is entering into the Program Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(e) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Program Documents or any Transaction thereunder.

27. INDEMNITY

Seller hereby agrees to indemnify Buyer and its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all actual out-of-pocket liabilities, obligations, actual out-of-pocket losses, actual out-of-pocket damages, actual out-of-pocket penalties, actions, judgments, suits, actual out-of-pocket fees, actual out-of-pocket costs, actual out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and disbursements of outside counsel) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions hereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence, willful misconduct, bad faith or fraud of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any Environmental Law unless resulting from any Indemnified Party’s gross negligence, willful misconduct, bad faith or fraud. In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold Buyer harmless from and against all actual out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees of outside counsel), damage suffered by any Indemnified Party by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller agrees to reimburse Buyer as and when billed by Buyer for all of Buyer’s reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement or any Transaction contemplated hereby, including, without limitation, the reasonable out-of-pocket fees and disbursements of its outside counsel. This Section 27 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

28. DUE DILIGENCE

Seller acknowledges that, at reasonable times and upon reasonable notice, Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, Servicer or subservicer and/or Custodian. Seller also shall make available to Buyer upon reasonable advance notice a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all Purchased Assets. Buyer may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting. Seller agrees to reasonably cooperate with Buyer and any third-party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third-party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller. Seller shall reimburse Buyer for all actual out-of-pocket costs reasonably incurred by Buyer relating to Buyer’s due diligence review of any Purchased Asset. Seller shall pay for all of Buyer’s actual out-of-pocket costs and expenses reasonably incurred by Buyer in connection with on-site diligence visits; provided that such liability shall be limited to one (1) visit per year unless an Event of Default has occurred and is continuing.

29. SERVICING

(a) Seller and Buyer agree that all Servicing Rights with respect to the Purchased Assets are being transferred hereunder to Buyer on the applicable Purchase Date and such Servicing Rights shall be transferred by Buyer to Seller upon Seller’s payment of the Repurchase Price for the Purchased Assets, and any servicing provisions of this Agreement or any other Program Document constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Program Documents. Notwithstanding the transfer of Servicing Rights to Buyer, Buyer hereby agrees that Servicer may continue to service the Purchased Assets (excluding the Servicing Rights) for the benefit of Buyer and Buyer’s successors or assigns; provided, however, that such Servicer shall have entered into documentation satisfactory to Buyer acknowledging Buyer’s interest in the related Purchased Assets and its rights to sell such Purchased Assets on a servicing-released basis and to terminate the term of such Servicer with respect to any Purchased Assets sold by Buyer upon the occurrence and during the continuance of an Event of Default. Seller shall cause the Purchased Assets to be serviced in accordance with Accepted Servicing Practices.

(b) Seller agrees that Buyer is the owner of all servicing records, including but not limited to the Servicing Agreement any and all other servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (collectively, the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to safeguard such Servicing Records (if any are in Seller’s possession) and to deliver them promptly to Buyer or its designee (including Custodian) at Buyer’s request.

(c) Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) subject to Section 14 hereof, sell its rights to the Purchased Assets on a servicing-released basis and/or (ii) terminate any Servicer or any sub-servicer of the Purchased Assets with or without cause, in each case without payment of any termination fee. Seller shall cause Servicer to cooperate with Buyer in effecting such termination and transferring all authority to service such Purchased Asset to the successor servicer, including requiring Servicer to (i) promptly transfer all data in its possession relating to the Purchased Assets to the successor servicer in such electronic format as the successor servicer may reasonably request, (ii) promptly transfer to the successor servicer, Buyer or Buyer’s designee, the Purchased Asset File and all other files, records, correspondence and documents in its possession relating to the Purchased Assets and (iii) use commercially reasonable efforts to cooperate and coordinate with the successor servicer and/or Buyer to comply with any legal or regulatory requirement associated with the transfer of the servicing of the applicable Purchased Assets. Seller agrees that if Seller or any Servicer fails to cooperate with Buyer or any successor servicer in effecting the termination of such Servicer as servicer of any Purchased Asset or the transfer of all authority to service such Purchased Asset to such successor servicer in accordance with the terms hereof and the Servicing Agreement, Buyer will be irreparably harmed and entitled to injunctive relief.

(d) Seller shall not employ any Servicer rated below “average” by S&P, unless such Servicer is otherwise approved by Buyer, in its sole and absolute discretion, to service the Purchased Assets (excluding the Servicing Rights).

(e) If Servicer is an Affiliate of Seller, Pledgor or Guarantor, the payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

30. TAXES

(a) Any and all payments by or on account of any obligation of Seller under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 30) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Without duplication of other amounts payable by Seller under this Section 30, Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Seller shall indemnify Buyer, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 30) paid by Buyer or required to be withheld or deducted from a payment to Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Buyer shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 30, Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.

(e) (i)If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Program Document, Buyer shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 30(e)(ii)(A), Section 30(e)(ii)(B) and Section 30(e)(ii)(D) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer.

(ii) Without limiting the generality of the foregoing, in the event that Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code,

(A) if Buyer is a U.S. Buyer, it shall deliver to Seller on or prior to the date on which Buyer becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax;

(B) if Buyer is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(I) in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Program Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Program Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, reasonably satisfactory to Seller, to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(IV) to the extent a Foreign Buyer is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, reasonably satisfactory to Seller, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate, reasonably satisfactory to Seller, on behalf of each such direct and indirect partner;

(C) if Buyer is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of any other form prescribed by Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Requirements of Law to permit Seller to determine the withholding or deduction required to be made; and

(D) if a payment made to Buyer under any Program Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify Seller in writing of its legal inability to do so.

(f) If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 30 (including by the payment of additional amounts pursuant to this Section 30), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 30 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 30(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 30(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 30(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 30(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

31. U.S. TAX TREATMENT

Notwithstanding anything to the contrary in the Program Documents, it is the intention of the parties that under current law, for U.S. federal, state and local income and franchise tax purposes, (i) the Transactions constitute and will be treated as a debt financing and (ii) the Seller will be treated as the beneficial owner of the Purchased Assets. Seller and Buyer agree to treat and report the Transactions and the Seller as described in the preceding sentence on and in any and all filings with any U.S. federal, state or local taxing authority, unless (i) pursuant to a “determination” within the meaning of Code section 1313(a) (or similar state or local tax provision), or (ii) prohibited by applicable law as evidenced by a definitive change in the applicable statutes, regulations or administrative rulings by the Internal Revenue Service or any judicial authority.

32. ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS

Notwithstanding anything to the contrary in any Program Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Program Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion or, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Program Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

33. SET OFF

In addition to any rights and remedies of Buyer hereunder and by law, Buyer shall have the right, without prior notice to the Seller, any such notice being expressly waived by the Seller to the extent permitted by applicable law to set-off and appropriate and apply against any obligation from Seller to Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from a Buyer or any Affiliate thereof to or for the credit or the account of Seller. All such set-offs shall be subject to the priorities set forth in Section 5(c). Buyer agrees promptly to notify Seller after any such set off and application made; provided, that neither the inability (upon Seller’s intervening bankruptcy or insolvency) nor failure Buyer to give such notice shall not affect the validity of such set off and application.

34. MISCELLANEOUS

(a) All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b) The Program Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(c) The headings in the Program Documents are for convenience of reference only and shall not affect the interpretation or construction of the Program Documents.

(d) Without limiting the rights and remedies of Buyer under the Program Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable out-of-pocket fees and expenses of outside attorneys, insurance advisors, and appraisal advisors, incurred in connection with the preparation, negotiation, execution and consummation of and any amendment, supplement or modification to, the Program Documents and the Transactions thereunder. Seller agrees to pay Buyer all reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorney’s fees of outside counsel) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer on demand all reasonable costs and expenses (including reasonable expenses of outside counsel) incurred in connection with the maintenance of the Repo Collection Account and registering the Collateral in the name of Buyer or its nominee. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(e) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f) Seller hereby covenants to file all UCC financing statements required by Buyer in order to perfect its security interest created hereby in such rights and obligations granted above, it being agreed that Seller shall pay any and all fees required to file such financing statements.

(g) This Agreement, the Fee Letter and each Confirmation contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(h) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(i) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(j) Buyer and Seller agree that neither party shall assert any claims against the other or against any of their respective Affiliates for special, indirect, consequential or punitive damages under this Agreement, any Program Document or any Transaction, all such damages and claims being hereby irrevocably waived.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

SELLER:

CMTG SG FINANCE LLC, a Delaware limited liability company

By:	/s/ J. Michael McGillis
Name: J. Michael McGillis
Title: Authorized Signatory

Master Repurchase Agreement

BUYER:

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH

By:	/s/ Julien Thinat
Name: Julien Thinat
Title: Authorized Signatory

Master Repurchase Agreement

ANNEXES and EXHIBITS

ANNEX I	Names and Addresses for Communications between Parties
ANNEX II	Wire Instructions
EXHIBIT A	Form of Transaction Request
EXHIBIT B	Form of Confirmation
EXHIBIT C	Authorized Representatives of Seller
EXHIBIT D	Underwriting / Due Diligence Checklist
EXHIBIT E	Form of Compliance Certificate
EXHIBIT F	Form of Power of Attorney
EXHIBIT G	Eligibility Representations and Warranties Regarding Individual Purchased Assets
EXHIBIT H	Organizational Chart
EXHIBIT I	Form of Redirection Letter
EXHIBIT J	Prohibited Transferees
EXHIBIT K	Form of Bailee Letter

ANNEX I

Names and Addresses for Communications Between Parties

Buyer:

Société Générale, New York Branch

245 Park Avenue

New York, NY 10167

Attention: Powell Robinson / Jo Hastings

Telephone: [***]

Email: [***]

With copies to:

Societe Generale Americas Securities

245 Park Avenue

New York, NY 10167

Attention: Julien Thinat / Anne-Cecile Gobert

Telephone: [***]

Email: [***]

and

Mayer Brown LLP

214 N. Tryon Street

Charlotte, NC 28202

Attention: Eric M. Reilly

Telephone: [***]

Email: [***]

Seller:

CMTG SG FINANCE LLC

c/o Mack Real Estate Credit Strategies

60 Columbus Circle, 20th Floor

New York, New York 10023

Attention:    Michael McGillis

Telephone:  [***]

Email:         [***]

With copies to:

Mack Real Estate Credit Strategies

60 Columbus Circle, 20th Floor

New York, New York 10023

Attention:    General Counsel

Email:         [***]

Annex I-1

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention:     Brian Krisberg

Telephone:    [***]

Email:           [***]

Pledgor:

CMTG SG Finance Holdco LLC

c/o Mack Real Estate Credit Strategies

60 Columbus Circle, 20th Floor

New York, New York 10023

Attention:    Michael McGillis

Telephone:    [***]

Email:           [***]

With copies to:

Mack Real Estate Credit Strategies

60 Columbus Circle, 20th Floor

New York, New York 10023

Attention:     General Counsel

Email:           [***]

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention:     Brian Krisberg

Telephone:    [***]

Email:           [***]

Annex I-2

ANNEX II

Wire Instructions

Seller:

[***]

Annex II-1

EXHIBIT A

TRANSACTION REQUEST

Ladies and Gentlemen:

Pursuant to Section 3(a) of that certain Master Repurchase Agreement and Securities Contract, dated as of April 30, 2018 (as the same may have been and may hereafter be amended, restated, supplemented or otherwise modified, the “Agreement”), by and between Société Générale, New York Branch (“Buyer”) and CMTG SG FINANCE LLC (“Seller”), Seller hereby requests that Buyer enter into a Transaction with respect to the Eligible Asset set forth on Schedule 1 attached hereto, upon the proposed terms set forth below. Capitalized terms used herein without definition have the meanings given in the Agreement.

Appraised Value:	[ ]

Eligible Assets:	As identified on attached Schedule 1

Principal Amount of Eligible Assets:	As identified on attached Schedule 1

Maximum Purchase Price:	[ ]

Purchase Price Percentage:	[ ]%

Purchase Price:	[ ]

Future Funding Asset:	[Y/N] – as detailed on attached Schedule 1

Bailee:	[Y/N]

Name and address for communications:

Buyer:

Société Générale, New York Branch

245 Park Avenue

New York, NY 10167

Attention: Powell Robinson / Jo Hastings

Telephone: [***]

Email: [***]

With copies to:

Societe Generale Americas Securities

245 Park Avenue

New York, NY 10167

Attention: Julien Thinat / Anne-Cecile Gobert

Telephone: [***]

Email: [***]

and

Exhibit A-1

Mayer Brown LLP 214 N. Tryon Street Charlotte, NC 28202 Attention: Eric M. Reilly Telephone: [***] Email: [***]

Seller:

CMTG SG FINANCE LLC

c/o Mack Real Estate Credit Strategies

60 Columbus Circle, 20th Floor

New York, New York 10023

Attention: Michael McGillis

Telephone: [***]

Email: [***]

With copies to:

Mack Real Estate Credit Strategies

60 Columbus Circle, 20th Floor

New York, New York 10023

Attention: General Counsel

Email: [***]

and

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Brian Krisberg

Telephone: [***]

Email: [***]

Exhibit A-2

SELLER:

CMTG SG FINANCE LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit A-3

Schedule 1 to Transaction Request

Eligible Assets:

Principal Amount of Eligible Assets: $[______________]

Future Funding Availability: $[______________]

Exhibit A-4

EXHIBIT B

CONFIRMATION

Ladies and Gentlemen:

Société Générale, New York Branch (“Buyer”), is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which Buyer shall purchase from CMTG SG FINANCE LLC (“Seller”) the Purchased Asset identified on Schedule 1 attached hereto pursuant to the terms of that certain Master Repurchase Agreement and Securities Contract, dated as of April 30, 2018 (as the same may have been and may hereafter be amended, restated, supplemented or otherwise modified, the “Agreement”), by and between Buyer and Seller. Capitalized terms used herein without definition have the meanings given in the Agreement.

Confirmation Date:	[ ]

Purchase Date:	[ ]

Purchased Assets:	As identified on attached Schedule 1

[Principal Amount of Purchased Assets]:	As identified on attached Schedule 1

Repurchase Date:	[[________________], as it may be extended to [__________]; provided that the Repurchase Date Extension Conditions are satisfied and [__________]; provided that the Repurchase Date Extension Conditions are satisfied.]

Maximum Purchase Price:	[ ]

Market Value:	[ ]

Purchase Price Percentage	[ ]%

Purchase Price:	[ ]

Purchased Asset Appraised Value:	[ ]

Exit Fee Expiry Date:	[ ]

Pricing Rate:	For LIBOR Transactions: Adjusted LIBOR plus [_____]% For Alternative Rate Transactions: The sum of (i) the Alternate Base Rate and (ii) [_____]%.

Alternate Base Rate:	[ ]

REMIC Eligible Purchased Asset:	[Y/N]

Exhibit B-1

Seller’s Account:	[________________] As identified on attached Schedule 3

Name and address for communications:

Buyer:

Société Générale, New York Branch

245 Park Avenue

New York, NY 10167

Attention: Powell Robinson / Jo Hastings

Telephone: [***]

Email: [***]

With copies to:

Societe Generale Americas Securities

245 Park Avenue

New York, NY 10167

Attention: Julien Thinat / Anne-Cecile Gobert

Telephone: [***]

Email: [***]

and

Mayer Brown LLP
214 N. Tryon Street
Charlotte, NC 28202
Attention: Eric M. Reilly
Telephone: [***]
Email: [***]

Exhibit B-2

Seller:

CMTG SG FINANCE LLC
c/o Mack Real Estate Credit Strategies
60 Columbus Circle, 20th Floor
New York, New York 10023

Attention:    Michael McGillis

Telephone:  [***]

Email:          [***]

With copies to:

Mack Real Estate Credit Strategies
60 Columbus Circle, 20th Floor
New York, New York 10023

Attention:    General Counsel

Email:          [***]

and

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention:    Brian Krisberg

Telephone:  [***]

Email: [***]

Exhibit B-3

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

SELLER:

CMTG SG FINANCE LLC , a Delaware limited liability company

By:
Name:
Title:

Exhibit B-4

Schedule 1 to Confirmation

Purchased Assets: [______________]

Principal Amount: $[______________]

Future Funding Availability: $[______________]

Exhibit B-5

Schedule 2 to Confirmation

Transaction Activity Log

CMTG SG FINANCE LLC: SocGen

Purchased Asset:        [    ]

Purchase Date:           [    ]

Status	Date	Future Funding Financing Capacity	Principal Amount of Purchased Asset	Purchase Price Percentage	Purchase Price	Maximum Purchase Price	Pricing Rate	Market Value	Actual Funding Fee Paid

Exhibit B-6

Schedule 3 to Confirmation

[Bank: [•] ABA#: [•] Account Number: [•] Account Name: [•] Contact: [•]]
[Bank: _______________________________ ABA #: ______________________________ Account Number: _____________________ Account Name: _______________________ Contact: ____________________________][1]

[1]	If different than wire instructions of Seller set forth on Annex II to the Agreement.

Exhibit B-7

EXHIBIT C

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Title	Signature

Richard Mack	Authorized Representative	/s/ Richard Mack

Peter Sotoloff	Authorized Representative	/s/ Peter Sotoloff

J. Michael McGillis	Authorized Representative	/s/ J. Michael McGillis

Robert Feidelson	Authorized Representative	/s/ Robert Feidelson

J.D. Siegel	Authorized Representative	/s/ J.D. Siegel

Exhibit C-1

EXHIBIT D

UNDERWRITING / DUE DILIGENCE CHECKLIST

[attached]

Exhibit D-1

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Société Générale, New York Branch

245 Park Avenue

New York, NY 10167

Attention:      Powell Robinson / Jo Hastings

Telephone:    [***]

Email:           [***]

With copies to:

Societe Generale Americas Securities

245 Park Avenue

New York, NY 10167

Attention:        Julien Thinat / Anne-Cecile Gobert

Telephone:      [***]

Email:              [***]

Re:

Master Repurchase Agreement and Securities Contract (as amended, restated, supplemented or otherwise modified through the date hereof, the “Agreement”), dated as of April 30, 2018, by and between CMTG SG FINANCE LLC (“Seller”) and Société Générale, New York Branch (“Buyer”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

Ladies and Gentlemen:

In accordance with the Agreement, the undersigned authorized officer of Guarantor (in his capacity as such and not in any personal capacity) hereby certifies to Buyer as follows:

(a) The undersigned is a duly elected authorized officer of Guarantor.

(b) The information and calculations furnished in Schedule 1 attached hereto, are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements.

(c) Guarantor is in full compliance with the financial covenants set forth in Section 9 of the Guaranty as evidenced by the calculations attached hereto as Schedule 1, which schedule is true, correct and complete with respect to the immediately preceding fiscal quarter.

(d) The financial statements referred to in Section 12(h)(i) or Section 12(h)(ii) of the Agreement, as applicable, which are delivered concurrently with the delivery of

Exhibit E-1

this Compliance Certificate (or, if none are required to be delivered as of the date of this Compliance Certificate, the financial statements most recently delivered pursuant to Section 12(h)(i) or Section 12(h)(ii) of the Agreement, as applicable), to the best of my knowledge after due inquiry, give a true and fair view (in the case of financial statements delivered pursuant to Section 12(h)(ii)) or fairly represent (in the case of financial statements delivered pursuant to Section 12(h)(i) and subject to customary year-end adjustments and to the extent reasonably expected of financial statement not subject to audit procedures) the consolidated financial condition and operations of Guarantor as of the date to which they were drawn up and were prepared in accordance with GAAP to the extent applicable.

(e) The undersigned has reviewed the terms of the Agreement and has made, or has caused to be made under my supervision, a detailed review of the transactions and financial condition of Guarantor during the accounting period covered by the financial statements attached (or most recently delivered to Buyer if none are attached).

(f)To the best of my knowledge, each of Seller, Pledgor and Guarantor have observed or performed all of their covenants, duties and other agreements in all material respects contained in the Agreement and the other Program Documents to be observed, performed or satisfied by them during the period since the delivery of the immediately preceding Compliance Certificate and I have no knowledge of the occurrence during such period, or present existence, of any Event of Default existing as of the date hereof or existed at any time during such period, except as follows:

The certifications provided herein shall not operate to make any representations other than those expressly stated herein.

Exhibit E-2

Executed this ___ day of April, 2018

Very truly yours,

CLAROS MORTGAGE TRUST, INC., a Maryland corporation

By:
Name:
Title:

[Signature Page to Compliance Certificate]

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

EXHIBIT F

FORM OF POWER OF ATTORNEY

Know All Men by These Presents, that CMTG SG FINANCE LLC (“Seller”), does hereby appoint Société Générale, New York Branch (“Buyer”), its attorney-in-fact upon the occurrence and during the continuance of an Event of Default, to act in Seller’s name, place and stead in any way which Seller could do with respect to the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Master Repurchase Agreement and Securities Contract, dated as of April 30, 2018 (the “Repurchase Agreement”), between Buyer and Seller, and to take such other actions as may be reasonably necessary or desirable to enforce Buyer’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent. This Power of Attorney is a power coupled with an interest and shall be irrevocable. Capitalized terms used herein without definition shall have the meanings given in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY FROM BUYER, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT EXCEPT TO THE EXTENT THAT ANY SUCH CLAIMS ARISE AS A RESULT OF SUCH THIRD PARTY’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Exhibit F-1

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed as of this __ day of April, 2018.

CMTG SG FINANCE LLC, a Delaware limited liability company, as Seller

By:
Name:
Title:

Exhibit F-2

EXHIBIT G

REPRESENTATIONS AND WARRANTIES

(1)

Whole Loan; Ownership of Purchased Assets. The Purchased Asset is a performing Whole Loan and not a participation interest in a Whole Loan unless otherwise approved by Buyer in writing. At the time of the sale, transfer and assignment to Buyer, no Mortgage Note or Mortgage related to such Purchased Asset was subject to any other assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, such Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Asset other than (a) any servicing rights appointment or similar agreement and (b) as permitted in this Agreement (including Permitted Encumbrances) and Title Exceptions. Seller has full right and authority to sell, assign and transfer such Purchased Asset, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset except as described in the immediately preceding sentence.

(2)

Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements or any of the related Purchased Asset Documents and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences or paragraph (5) below, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the applicable originator in connection with the origination of the Purchased Asset, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Asset Documents.

Exhibit G-1

(3)

Mortgage Provisions. The Purchased Asset Documents for such Purchased Asset contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)

Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File, as otherwise provided in the related Purchased Asset Documents, as expressly disclosed by Seller to Buyer in writing or to the extent otherwise permitted or approved in accordance with the Agreement: (a) the material terms of such Mortgage, Mortgage Note, Purchased Asset guaranty, and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Purchased Asset.

(5)

Lien; Valid Assignment. Subject to the Standard Qualifications, each related assignment of Mortgage and Assignment of Leases from Seller to blank (assuming the insertion of Buyer’s name) constitutes a legal, valid and binding assignment. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Purchased Asset or in the case of a Purchased Asset secured by multiple Mortgaged Properties, an allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 6 (“Permitted Liens; Title Insurance”) of this Exhibit G set forth in any Approved Exception Report (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances) as of origination was, and as of the related Purchase Date, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, subject to the rights of tenants (as tenants only) and subject to and excepting Permitted Encumbrances and Title Exceptions, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)

Permitted Liens; Title Insurance. Each Mortgaged Property securing such Purchased Asset is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable

Exhibit G-2

jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Purchased Asset (or with respect to a Purchased Asset secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Purchased Asset is cross-collateralized and cross-defaulted with another Purchased Asset (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Purchased Asset that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s Knowledge, any other holder of the Purchased Asset, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)

Junior Liens. There are, as of origination, and as of the related Purchase Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (5) above), equipment and other personal property financing and as otherwise disclosed to and approved by Buyer in writing).

(8)

Assignment of Leases. There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases, upon recordation, creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard

Exhibit G-3

Qualifications, provides that, upon an event of default under the Purchased Asset, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)

UCC Filings. UCC financing statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), in the appropriate public filing and/or recording offices necessary to perfect a valid security interest in all items of personal property located on the Mortgaged Property that are owned by the Mortgagor and are reasonably necessary to operate the Mortgaged Property (other than any personal property subject to a purchase money security interest or a sale and leaseback financing arrangement permitted under the terms of such Purchased Asset Documents or any other personal property leases applicable to such personal property or any non-material personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, the Mortgages, security agreements, chattel Mortgages or equivalent documents related to and delivered in connection with the related Purchased Asset establish and create a valid and enforceable lien and security interest on such items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)

Condition of Property. Seller or the originator of the Purchased Asset inspected or caused to be inspected each related Mortgaged Property within six (6) months of origination of the Purchased Asset and within twelve (12) months of the related Purchase Date.

An

engineering report or property condition assessment was prepared in connection with the origination of such Purchased Asset no more than twelve (12) months prior to the related Purchase Date. To Seller’s Knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans by prudent commercial lenders, and except as disclosed on any engineering report or property condition assessment delivered to Buyer, as of the Purchase Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Purchased Asset.

(11)

Taxes and Assessments. All real estate taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the related Purchase Date have become delinquent in respect of such related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any,

Exhibit G-4

thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)

Condemnation. As of the related Purchase Date, Seller has not received written notice from any government agency or body of any proceeding pending, and, to Seller’s Knowledge as of the date of origination and as of the related Purchase Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property.

(13)

Actions Concerning Purchased Asset. As of the related Purchase Date, Seller has not received any written notice of, and, to Seller’s Knowledge, as of the date of origination and as of the related Purchase Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property.

(14)

Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each related Purchased Asset Document are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its servicer.

(15)

No Holdbacks. The principal balance of each Whole Loan stated in the Mortgage Note has been fully disbursed as of the related Purchase Date and there is no requirement for Future Fundings thereunder (except in the case of any Future Funding Asset and cases where the full amount of the Purchased Asset has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

(16)

Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VIII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (iii) at least “A-” from Standard & Poor’s Ratings Services (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Whole Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Exhibit G-5

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than twelve (12) months (or with respect to such Purchased Asset on a single asset with a principal balance of $50 million or more, eighteen (18) months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent commercial lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Services in an amount not less than 100% of the SEL or PML, as applicable.

The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Whole Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Whole Loan together with any accrued interest thereon.

Exhibit G-6

All premiums on all insurance policies referred to in this section required to be paid as of the related Purchase Date have been paid, and such insurance policies name the Mortgagee and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Buyer. Each related Whole Loan obligates the related Mortgagor to maintain or cause to be maintained all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)

Access; Utilities; Separate Tax Lots. To Seller’s Knowledge, based solely upon Seller’s review of the related Title Policy and current surveys obtained in connection with origination, each Mortgaged Property related to such Purchased Asset (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Asset Documents require the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)

No Encroachments. To Seller’s Knowledge based solely on current surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of such Purchased Asset, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Purchased Asset are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

Exhibit G-7

(19)

No Contingent Interest or Equity Participation. Such Purchased Asset does not have a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgagee.

(20)

REMIC. To the extent such Purchased Asset is identified by Seller as a REMIC Eligible Purchased Asset, such Purchased Asset constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (without regard to Treasury Regulations Sections 1.860G-2(a)(3) or 1.860G-2(f)(2)), is directly secured by a Mortgage on a commercial property or multi-family residential property, and either (1) substantially all of the proceeds of such Purchased Asset were used to acquire, improve or protect the portion of such hotel, multi-family, office, retail or industrial property that consists of an interest in real property (within the meaning of Treasury Regulations Sections 1.856-3(c) and 1.856-3(d)) and such interest in real property was the only security for such Purchased Asset as of the Testing Date (as defined below), or (2) the fair market value of the interest in real property which secures such Purchased Asset was at least equal to 80% of the principal amount of the Purchased Asset (a) as of the Testing Date, or (b) as of the Purchase Date. For purposes of the previous sentence, (1) the fair market value of the referenced interest in real property shall first be reduced by (a) the amount of any lien on such interest in real property that is senior to the Purchased Asset, and (b) a proportionate amount of any lien on such interest in real property that is on a parity with the Purchased Asset, and (2) the “Testing Date” shall be the date on which the referenced Purchased Asset was originated unless (a) such Purchased Asset was modified after the date of its origination in a manner that would cause a “significant modification” of such Purchased Asset within the meaning of Treasury Regulations Section 1.1001-3(b), and (b) such “significant modification” did not occur at a time when such Purchased Asset was in default or when default with respect to such Purchased Asset was reasonably foreseeable. However, if the referenced Purchased Asset has been subjected to a “significant modification” after the date of its origination and at a time when such Purchased Asset was not in default or when default with respect to such Purchased Asset was not reasonably foreseeable, the Testing Date shall be the date upon which the latest such “significant modification” occurred.

(21)

Compliance with Usury Laws. The Mortgage rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Purchased Asset complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)

Authorized to do Business. To the extent required under applicable law, as of the related Purchase Date for such Purchased Asset, or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, except where the failure for any such holder to be so authorized would not materially and adversely affect the enforceability of such Purchased Asset by Seller.

Exhibit G-8

(23)

Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s Knowledge, as of the related Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)

Local Law Compliance. To Seller’s Knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by prudent commercial lenders for similar mortgage loans, with respect to the improvements located on or forming part of each Mortgaged Property securing such Purchased Asset as of the date of origination of such Purchased Asset and as of the related Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by Seller for similar mortgage loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (iv) would not have a material adverse effect on the Purchased Asset, or (v) are adequately reserved for in accordance with the related Purchased Asset Documents. The terms of the related Purchased Asset Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)

Licenses and Permits. Each Mortgagor covenants in the Purchased Asset Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s Knowledge based solely upon a letter from any Government Authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by prudent commercial lenders for similar commercial and multifamily mortgage loans, as of the related Purchase Date, all such material licenses, permits and applicable governmental authorizations are in effect. The Purchased Asset requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)

Recourse Obligations. The Purchased Asset Documents for each Purchased Asset provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals, as specified in the related Purchased Asset Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents, insurance

Exhibit G-9

proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property, and (iv) any material breach of the environmental covenants contained in the related Purchased Asset Documents, and (b) the Purchased Asset shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.

(27)

Mortgage Releases. Since origination, no material portion of the related Mortgaged Property has been released from the lien of the related Mortgage in any manner which materially and adversely affects the value of the Purchased Asset or materially interferes with the security intended to be provided by such Mortgage, and, except with respect to Purchased Assets (a) which permit defeasance by means of substituting for the Mortgaged Property (or, in the case of a Purchased Asset secured by multiple Mortgaged Properties, one or more of such Mortgaged Properties) “government securities” as defined in the Investment Company Act of 1940, as amended, sufficient to pay the Purchased Assets (or portions thereof) in accordance with its terms, (b) where a release of the portion of the Mortgaged Property was contemplated at origination and such portion was not considered material for purposes of underwriting the Purchased Asset, (c) where release is conditional upon the satisfaction of certain preliminary due diligence and legal requirements and the payment of a release price that represents adequate consideration for such Mortgaged Property or the portion thereof that is being released, (d) which permit the related Mortgagor to substitute a replacement property in compliance with REMIC Provisions, (e) which permit the release(s) of unimproved out-parcels or other portions of the Mortgaged Property that will not have a material adverse effect on the underwritten value of the security for the Purchased Asset or that were not allocated any material value in the most recent Appraisal of the Mortgaged Property, or (f) as required pursuant to an order of condemnation or other taking by a Governmental Authority, the terms of the related Purchased Asset Documents do not provide for release of any portion of the Mortgaged Property from the lien of the Mortgage except in consideration of payment in full of such Purchased Asset, as opposed to the payment in full for the portion of the Mortgaged Property to be released.

In the case of any identified REMIC Eligible Purchased Asset, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Purchased Asset in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (A) the amount of any lien on the real property interest that is senior to the Purchased Asset and (B) a proportionate amount of any lien that is in parity with the Purchased Asset) is not equal to at least 80% of the remaining principal balance of the Purchased Asset.

Exhibit G-10

With respect to any Purchased Asset that is identified as a REMIC Eligible Purchased Asset that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)

Financial Reporting and Rent Rolls. Each Mortgage or the related Purchased Asset Documents require the Mortgagor to provide the Mortgagee with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Purchased Asset with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)

Acts of Terrorism Exclusion. With respect to each Purchased Asset over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Asset, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Purchased Asset, and, to Seller’s Knowledge, do not, as of the related Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Asset, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Purchased Asset is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of origination of the Purchased Asset, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

Exhibit G-11

(30)

Due on Sale or Encumbrance. Subject to specific exceptions set forth below, such Purchased Asset contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Asset if, without the consent of the Mortgagee (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial lenders lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) (“Mortgage Releases”) or (32) (“Defeasance”), or (vii) by reason of any mezzanine debt that existed at the origination of the related Purchased Asset, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion loan or any subordinate debt that existed at origination and is permitted under the related Purchased Asset Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan or (iv) Permitted Encumbrances.

(31)

Single-Purpose Entity. Each Purchased Asset requires the Mortgagor to be a Single-Purpose Entity for at least as long as such Whole Loan is outstanding. Each Whole Loan with an unpaid principal balance as of the related Purchase Date in excess of $5 million provide that the Mortgagor is a Single Purpose Entity, and each Whole Loan with an unpaid principal balance as of the related Purchase Date of $50 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Purchased Asset has an outstanding principal balance equal to $5 million or less as of the related Purchase Date, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Assets and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

Exhibit G-12

(32)

Defeasance. With respect to any Purchased Asset that, pursuant to the Purchased Asset Documents, can be defeased (a “Defeasance”), (i) the Purchased Asset Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Purchased Asset Documents; (ii) the Purchased Asset cannot be defeased within two (2) years after the date of origination of such Purchased Asset; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Purchased Asset when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Purchased Asset is an anticipated repayment date loan, the entire principal balance outstanding on the anticipated repayment date, and if the Purchased Asset permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Purchased Asset; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Purchased Asset secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)

Servicing. The servicing and collection practices used by Seller with respect to such Purchased Asset have been, in all respects, legal and have met customary industry standards for servicing of commercial mortgage loans.

(34)

Ground Leases. With respect to any Purchased Asset where the Purchased Asset is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in

Exhibit G-13

the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage without the consent of the lessor (or if consent is required, such consent has been obtained and a copy thereof has been included in the related Purchased Asset File) and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)

The lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by Seller since the origination of the Purchased Asset except as reflected in any written instruments which are included in the related Purchased Asset File;

(c)

The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 30 years beyond the stated maturity of the related Purchased Asset, or 10 years past the stated maturity if such Purchased Asset fully amortizes by the stated maturity (or with respect to a Purchased Asset that accrues on an actual 360 basis, substantially amortizes);

(d)

The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)

The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Purchased Asset and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of the lessor;

(f)

The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(g)

A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

Exhibit G-14

(h)	The Ground Lease does not impose any restrictions on subletting that would be viewed, in Seller’s reasonable judgment, as commercially unreasonable by a prudent commercial lender;

(i)

Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest;

(j)

In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest; and

(k)

Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)

No Material Default; Payment Record. As of the related Purchase Date, such Purchased Asset has not been more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments since origination. There is (a) no material default, breach, violation or event of acceleration existing under such Purchased Asset, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of such Purchased Asset or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit G. No person other than the Mortgagee may declare any event of default under the Purchased Asset or accelerate any indebtedness under the related Purchased Asset Documents.

Exhibit G-15

(36)

Origination and Underwriting. The origination practices of Seller (or, to Seller’s Knowledge, the related originator if Seller was not the originator) with respect to such Purchased Asset have been, in all material respects, in compliance with applicable law and as of the date of its origination, such Purchased Asset and to the extent originated by Seller or its Affiliates or, if originated by another Person, to Seller’s Knowledge, the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Purchased Asset; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit G.

(37)

Diligence Materials. (a) All information with respect to such Purchased Asset set forth in the related Diligence Materials that are prepared or provided by Seller or one of its Affiliates is true and correct in all material respects as of the related Purchase Date and contains all information required by the Program Documents to be contained therein; and (b) to Seller’s Knowledge, all information with respect to such Purchased Asset set forth in the related Diligence Materials that are prepared or provided by a Person other than Seller or one of its Affiliates is true and correct in all material respects as of the related Purchase Date.

(38)

Bankruptcy. As of the date of origination of the related Purchased Asset and as of the related Purchase Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)

Organization of Mortgagor. With respect to such Purchased Asset, based solely upon Seller’s reliance on certified copies of the organizational documents of the related Mortgagor delivered by such Mortgagor in connection with the origination of such Purchased Asset (or related Whole Loan, as applicable), such Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Purchased Asset has a Mortgagor that is an Affiliate of another Mortgagor under another Purchased Asset.

(40)

Environmental Conditions. A Phase I environmental site assessment and, with respect to certain Purchased Assets, a Phase II environmental site assessment (or update of a previous Phase I and/or Phase II site assessment) (collectively, an “ESA”), meeting American Society for Testing and Materials (“ASTM”) requirements was conducted by a reputable environmental consultant in connection with such Purchased Asset within twelve (12) months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable

Exhibit G-16

environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the related Purchase Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. Except as set forth in the ESA, as of the related Purchase Date there is no Environmental Condition at the related Mortgaged Property.

(41)

Appraisal. The Purchased Asset File contains an Appraisal of the related Mortgaged Property dated within three (3) months of the origination date for such Purchased Asset, and within twelve (12) months of the related Purchase Date. The Appraisal is signed by an Independent Appraiser who, to Seller’s Knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of Seller (or the applicable originator, if applicable).

Each appraiser has represented in such Appraisal or in a supplemental letter that the Appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(42)

Ground Leases. With respect to any Purchased Asset where the Purchased Asset is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that as of the related Purchase Date, Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s Knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s Knowledge, such Ground Lease is in full force and effect as of the Purchase Date.

Exhibit G-17

(43)	Cross-Collateralization. Such Purchased Asset is not cross-collateralized or cross-defaulted with any other mortgage loan that is not also a Purchased Asset.

(44)

Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Asset Documents, and, to Seller’s Knowledge, no funds have been received from any Person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Purchased Asset (other than as contemplated by the related Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Asset Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Purchased Asset, other than contributions made on or prior to the related Purchase Date.

(45)

Compliance with Anti-Money Laundering Laws. Seller and, to Seller’s Knowledge, the related originator if not the Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Purchased Asset, the failure to comply with which would have a material adverse effect on the Purchased Asset.

Exhibit G-18

EXHIBIT H

Exhibit H-1

[Organizational Chart]

EXHIBIT I

FORM OF REDIRECTION LETTER

CMTG SG FINANCE LLC

c/o Mack Real Estate Credit Strategies

60 Columbus Circle, 20th Floor

New York, New York 10023

REDIRECTION LETTER

AS OF [ ], 20[ ]

[Servicer]

[Borrower]

Ladies and Gentlemen:

Please refer to: (a) that certain [Loan Agreement], dated [_________], 20[ ], by and between [____________] (the “Borrower”), as borrower, and CMTG SG FINANCE LLC, a Delaware limited liability company (as successor in interest to [_________]) (the “Lender”), as lender; and (b) all documents securing or relating to that certain $[__________] loan made by the Lender (or its predecessor in interest) to the Borrower on [___________], 20[ ] (the “Loan”).

You are advised as follows, effective as of the date of this letter.

Assignment of the Loan. The Lender has entered into a Master Repurchase Agreement and Securities Contract, dated as of April 30, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), with Société Générale, New York Branch (“SocGen”), and has assigned its rights and interests in the Loan (and all of its rights and remedies in respect of the Loan) to SocGen subject to the terms of the Repurchase Agreement. This assignment shall remain in effect unless and until SocGen has notified you otherwise in writing.

Direction of Funds. In connection with the Lender’s obligations under the Repurchase Agreement, the Lender hereby directs you to disburse, by wire transfer, any and all payments to be made under or in respect of the Loan as and when due and payable to the Lender to the following account at [_______]:

[____________________]

ABA #[•]

Deposit Acct No.: [•]

Deposit Account Name: [•]

This direction shall remain in effect unless and until SocGen has notified you otherwise in writing.

Exhibit I-1

Modifications, Waivers, Etc. No modification, waiver, deferral, or release (in whole or in part) of any party’s obligations in respect of this letter shall be effective without the prior written consent of SocGen.

Please acknowledge your acceptance of the terms and directions contained in this correspondence by executing a counterpart of this correspondence and returning it to the undersigned.

[Signature Page Follows]

Exhibit H-2

Very truly yours,

CMTG SG FINANCE LLC

By:
Name:
Title:

Agreed and accepted this ____ day of ____________, 20__ ________________________

By:
Name:
Title:

Exhibit I-3

EXHIBIT J

PROHIBITED TRANSFEREES

All managed funds, Affiliates, successors and assigns of the entities listed on this Exhibit J and such other Persons indicated by Seller from time to time and approved by Buyer, such approval not to be unreasonably withheld, shall be Prohibited Transferees, as defined and used in this Agreement.

1. Blackstone Group L.P.

2. Starwood Capital Group/Starwood Property Trust Inc.

3. TPG RE Finance Trust Inc.

4 Brookfield

5. Lone Star U.S.Acquisitions, LLC

6. ARES Management

7. Apollo Commercial Real Estate Finance

8. KKR & Co. LP/KKREF

Exhibit J-1

EXHIBIT K

FORM OF BAILEE LETTER

BAILEE LETTER

CMTG SG FINANCE LLC

60 Columbus Circle, 20th Floor

New York, New York 10023

[•], 20[•]

Société Générale, New York Branch

245 Park Avenue

New York, NY 10167

Attention: Powell Robinson / Jo Hastings

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention:	Brian Krisberg, Esq.
Telephone:	[***]
Email:	[***]

Ladies and Gentlemen:

Reference is made to that certain Master Repurchase Agreement and Securities Contract, dated as of April 30, 2018 (as the same may have been, and may hereafter be, amended, restated, extended, or otherwise modified from time to time, the “Repurchase Agreement”) between CMTG SG Finance LLC (“Seller”) and Société Générale, New York Branch (“Buyer”). In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and Sidley Austin LLP (the “Bailee”) hereby agree as follows:

(a) Seller shall deliver to the Bailee in connection with any Purchased Assets delivered to the Bailee hereunder, a Purchased Asset Schedule and the purchased asset file checklist (the “Purchased Asset File Checklist”) attached hereto as Attachment 1.

(b) On or prior to the date indicated on the Purchased Asset File Checklist delivered by Seller (the “Funding Date”), Seller shall have delivered to the Bailee, as bailee for hire, the documents set forth on Attachment 2 hereto (collectively, the “Purchased Asset File”) for each of the Purchased Assets (each a “Purchased Asset” and collectively, the “Purchased Assets”) listed in the related Purchased Asset Schedule. Bailee is not obligated to review and has not reviewed the accuracy of the Purchased Asset File, other than to take an inventory of such Purchased Asset File.

Exhibit K-1

(c) The Bailee shall issue and deliver to Buyer and Wells Fargo Bank, National Association (the “Custodian”) on or prior to 11:00 a.m. (New York City time) on the Funding Date by electronic mail in the name of Buyer, an initial trust receipt and certification in the form of Attachment 3 attached hereto (the “Bailee’s Trust Receipt and Certification”) which Bailee’s Trust Receipt and Certification shall state that the Bailee has received the documents comprising the Purchased Asset File as set forth in the Purchased Asset File Checklist.

(d) On the applicable Funding Date, in the event that Buyer fails to purchase from Seller the Purchased Assets identified in the related Purchased Asset File Checklist, Buyer shall deliver by electronic mail to the Bailee to the attention of [______________] at [______________] and [______________] at [______________], an authorization (the “Electronic Authorization”) to release the Purchased Asset Files with respect to the Purchased Assets identified therein to Seller. Upon receipt of such Electronic Authorization, the Bailee shall release the Purchased Asset Files to Seller in accordance with Seller’s instructions.

(e) Following the Funding Date and the funding of the Purchase Price, the Bailee shall forward the Purchased Asset Files to the Custodian at Wells Fargo Bank, N.A., Mortgage Document Custody (CMBS), 1055 10th Avenue SE, Minneapolis, Minnesota 55414, Attention: CMBS – SOCGMACK, by insured overnight courier for receipt by the Custodian no later than 1:00 p.m. on the third (3rd) Business Day following the applicable Funding Date (the “Delivery Date”).

(f) From and after the applicable Funding Date until the time of receipt of the Electronic Authorization or the Delivery Date, as applicable, the Bailee (a) shall maintain continuous custody (and will forward in accordance with clause (e) above) and control of the related Purchased Asset Files as bailee for Buyer (excluding any period when the same are under the delivery process described in clause (e) above) and (b) is holding the related Purchased Assets as sole and exclusive bailee for Buyer unless and until otherwise instructed in writing by Buyer.

(g) Seller agrees to indemnify and hold the Bailee and its partners, directors, officers, agents and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Letter or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by the Bailee) were imposed on, incurred by or asserted against the Bailee because of the breach by the Bailee of its obligations hereunder, which breach

Exhibit K-2

was caused by gross negligence or willful misconduct on the part of the Bailee or any of its partners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of the Bailee or the termination or assignment of this Bailee Letter.

(h) Seller agrees to indemnify and hold Buyer and its respective affiliates and designees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of any breach by Bailee of its obligations under this Bailee Letter or the Bailee’s negligence, lack of good faith or willful misconduct. The foregoing indemnification shall survive any termination or assignment of this Bailee Letter.

(i) Seller hereby represents, warrants and covenants that the Bailee is not an affiliate of or otherwise controlled by Seller. Notwithstanding the foregoing, the parties hereby acknowledge that the Bailee hereunder may act as counsel to Seller in connection with a proposed transaction and Sidley Austin LLP, has represented Seller in connection with negotiation, execution and delivery of the Repurchase Agreement.

(j) The agreement set forth in this Bailee Letter may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.

(k) This Bailee Letter may not be assigned by Seller or the Bailee without the prior written consent of Buyer.

(l) For the purpose of facilitating the execution of this Bailee Letter as herein provided and for other purposes, this Bailee Letter may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument. Electronically transmitted signature pages shall be binding to the same extent.

(m) This Bailee Letter shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(n) Capitalized terms used herein and defined herein shall have the meanings ascribed to them in the Repurchase Agreement.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

Exhibit K-3

Very truly yours,

CMTG SG FINANCE LLC, Seller

By:
Name:
Title:

[Signature Page to Bailee Letter]

ACCEPTED AND AGREED:

SIDLEY AUSTIN LLP, as Bailee

By:
Name:	Brian Krisberg
Title:	Partner

[Signature Page to Bailee Letter]

ACCEPTED AND AGREED:

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH

By:
Name:
Title:

[Signature Page to Bailee Letter]

Attachment 1

FORM OF PURCHASED ASSET FILE CHECKLIST

[Date]

Seller:

Proposed Purchase Date:

Description of Purchased Asset:

Class: Whole Loan

Check one: Initial shipment ____ Trailing documents ____ Final shipment ___

	DOCUMENT NAME[2]	REQ’D3	DEL’D4	STATUS[5]	COMMENTS[6]
1.	Tangible Evidence of Purchased Asset (Promissory Note)
2.	Allonge(s)/Endorsements Endorsed to: (List complete chain)
3.	Letters of Credit Issuing Bank LOC Amount
4.	Mortgage(s)/Deed(s) of Trust
5.	Interim Assignment of Mortgage/Deed of Trust Assignee (if any):
6.	Assignment of Mortgage/Deed of Trust Assignee: Seller
7.	Assignment of Mortgage/Deed of Trust Assignee: Blank
8	Consolidation Agreement List all underlying notes
9.	Assignment(s) of Leases and Rents
10.	Interim Assignment of Assignment of Leases and Rents Assignee (if any):

[2]	Documents listed may be modified for applicable Class of Mortgage Asset.
[3]	Seller to indicate whether the document is required to be delivered.
[4]	Seller to indicate whether the document is being delivered (applies to this delivery only—do not mark if documents were previously delivered).
[5]	Seller to indicate whether the document is an original, certified copy or copy. For recordable documents, indicate if document is recorded, sent for recordation, or not sent for recordation.
[6]	Seller or Custodian may indicate any relevant comments.

	DOCUMENT NAME[2]	REQ’D3	DEL’D4	STATUS[5]	COMMENTS[6]
11.	Assignment of Assignment of Leases and Rents Assignee: Seller
12.	Assignment of Assignment of Leases and Rents Assignee: Blank
13.	Security Agreement
14.	Interim Assignment of Security Agreement Assignee (if any):
15.	Assignment of Security Agreement Assignee: Seller
16.	Assignment of Security Agreement Assignee: Blank
17.	Survey (with Surveyor’s Certificate thereon)
18.	Ground Lease
19.	Ground Lease Estoppel
20.	Memorandum of Lease
21.	Title Policy
22.	Copies of all recorded documents affecting the Mortgaged Property
23.	Escrow Letter
24.	Insured Closing Letter
25.	Stock Certificates
26.	Stock Powers
27.	UCC Financing Statement (Personal Property)—State:
28.	Interim UCC-3 Assignment/UCC Financing Statement Amendment (Personal Property) State: Assignee:
29.	Interim UCC-3 Assignment/UCC Financing Statement Amendment (Personal Property) State: Assignee: Blank
30.	UCC Financing Statement (Fixtures)—Fixture Filing Jurisdiction:

	DOCUMENT NAME[2]	REQ’D3	DEL’D4	STATUS[5]	COMMENTS[6]
31.	UCC-3 Assignment/UCC Financing Statement Amendment (Fixtures) Fixture Filing Jurisdiction: Assignee:
32.	UCC-3 Assignment/UCC Financing Statement Amendment (Fixtures) Fixture Filing Jurisdiction: Assignee:
33.	UCC Financing Statement (Other)—Filing Jurisdiction:
34.	UCC-3 Assignment/UCC Financing Statement Amendment (Other) Filing Jurisdiction: Assignee:
35.	UCC-3 Assignment/UCC Financing Statement Amendment (Other) Filing Jurisdiction: Assignee: Blank
36.	Loan Agreement
37.	Reserve Agreement List if multiple Agreements
38.	Cash Management or Lockbox Agreement
39.	Guaranty/Indemnity Agreement (applies to all non-recourse events)
40.	Environmental Indemnity
41.	Intercreditor Agreement, Co-Lender Agreement or similar agreement
42.	Interim Omnibus Assignment Assignee (if any):
43.	Omnibus Assignment Assignee: Seller
44.	Omnibus Assignment Assignee: Blank
45.	Closing Letter
46.	As needed— List all other documents/collateral[7] being delivered.

[7]	The document descriptions should match the headings listed on the individual documents. The documents should be sent in the order listed on the checklist.

Attachment 2

PURCHASED ASSET FILE

(i)

The original executed Mortgage Note (and, if applicable, one or more allonges) bearing all intervening endorsements, endorsed “Pay to the order of [                            ] without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; or in the event that the Purchased Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(ii)	An original or copy of any guarantee executed in connection with the Mortgage Note (if any).

(iii)

The original or certified (either by the county recorder or as set forth in the proviso to Section 7(b) of the Repurchase Agreement and the last paragraph of Section 7 of the Repurchase Agreement) copy of the Mortgage with evidence of recording thereon, or a copy thereof together with a certification of Seller that the original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(iv)

The originals or certified (either by the county recorder or as set forth in the proviso to Section 7(b) of the Repurchase Agreement and the last paragraph of Section 7 of the Repurchase Agreement) copies of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or copies thereof together with a certification of Seller that the originals have been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(v)

The original Assignment of Mortgage in blank for each Purchased Asset, in form and substance acceptable for recording in the relevant jurisdiction, and in form and substance otherwise acceptable to Buyer and signed in the name of the Last Endorsee (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; or in the event that the Purchased Asset was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(vi)

The executed originals or certified copies (either by the county recorder or as set forth in the proviso to Section 7(b) of the Repurchase Agreement and the last paragraph of Section 7 of the Repurchase Agreement) of all intervening assignments of mortgage evidencing a complete chain of title from the applicable originator to Seller (if any).

(vii)

An original or copy of the attorney’s opinion of title and abstract of title or the original mortgagee title insurance policy (including any applicable endorsements), or if the original mortgagee title insurance policy has not been issued, a copy of the irrevocable marked commitment to issue the same (including any applicable endorsements).

(viii)	An original or copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Asset (if any).

(ix)

An original or copy of any assignment of leases and rents, if any, with evidence of recording thereon, or a copy thereof together with a certification of Seller that the original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located, together with all intervening assignments of assignment of leases and rents evidencing a complete chain of title from the applicable originator to Seller.

(x)

The original assignment of assignment of leases and rents in blank for each Purchased Asset, in form and substance acceptable for recording in the relevant jurisdiction, and in form and substance otherwise acceptable to Buyer and signed in the name of the Last Endorsee (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; or in the event that the Purchased Asset was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(xi)

A copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof certified by Seller that such financing statements have been delivered for filing, and UCC assignments in blank, which shall be in form and substance acceptable for filing in the applicable jurisdictions.

(xii)	An original or copy of the environmental indemnity agreement or similar guaranty or indemnity (if any).

(xiii)	An original omnibus assignment in blank of all other agreements and instruments relating to the Purchased Asset.

(xiv)	A copy of a Survey (if any).

(xv)	A copy of the Mortgagor’s, and, if applicable, any guarantor’s opinion of counsel (if any).

(xvi)	A copy of any assignment of permits, contracts and other material agreements (if any).

(xvii)	A copy of any collateral assignment of interest rate cap agreement or an interest rate swap or similar arrangement (if any).

(xviii)

The original of all letters of credit issued and outstanding as security for such Purchased Asset (if any), with any modifications, amendments or endorsements necessary to permit Buyer to draw upon them when and if it is contractually permitted to do so pursuant to this Agreement (if any).

(xix)	Recorded originals or recorded copies of all subordination, non-disturbance and attornment agreements and similar agreements (if any).

(xx)

An original or copy of the loan agreement, intercreditor agreement, lockbox agreement, cash management agreement, deposit account agreement, deposit account control agreement, and construction contract (in each case, if any).

(xxi)	Copies or originals of all other material agreements, instruments and certificates relating to the Purchased Asset (if any).

Attachment 3

FORM OF BAILEE’S TRUST RECEIPT AND CERTIFICATION

[•], 20[•]

Société Générale, New York Branch

245 Park Avenue

New York, New York 10167

Attention: Powell Robinson / Jo Hastings

Wells Fargo Bank, National Association

1055 Tenth Avenue SE

Minneapolis, Minnesota

Attention: CMBS-SOCGMACK

Re: Bailee Letter, dated as of [•], 20[•] (the “Bailee Letter”) among CMTG SG FINANCE LLC (“Seller”), Société Générale, New York Branch (“Buyer”) and Sidley Austin LLP ( “Bailee”)

Ladies and Gentlemen:

In accordance with the provisions of Paragraph (c) of the Bailee Letter, the undersigned, as Bailee, hereby certifies that as to each Purchased Asset described in the Purchased Asset Schedule, a copy of which is attached hereto as Exhibit A, it has reviewed the Purchased Asset File (Attachment 2 to the Bailee Letter), and has determined that it has received the documents comprising the Purchased Asset File as set forth in the Purchased Asset File Checklist, a copy of which is attached hereto as Exhibit B.

Bailee hereby confirms that it is holding each such Purchased Asset File as agent and bailee for the exclusive use and benefit of Buyer pursuant to the terms of the Bailee Letter.

All initially capitalized terms used herein shall have the meanings ascribed to them in the Bailee Letter.

SIDLEY AUSTIN LLP, BAILEE

By:
Name:	Brian Krisberg
Title:	Partner

Exhibit A to Bailee’s Trust Receipt and Certification

PURCHASED ASSET SCHEDULE

[To be attached].

Exhibit B to Bailee’s Trust Receipt and Certification

PURCHASED ASSET FILE CHECKLIST

[To be attached.]